                             The Trinity Hills Manor

                              1000 McKinley Street

                                 Benbrook, Texas

                                APPRAISAL REPORT
                                       ON




                                  THE TRINITY

                                  HILLS MANOR

                              1000 MCKINLEY STREET

                                 BENBROOK, TEXAS















PREPARED BY:

HealthCare Property Appraisers of America, Inc.
Hwy 64 East, Laurel Terrace, 2nd Floor
Post Office Box 2227
Cashiers, North Carolina 28717

Copyright 1997, HealthCare Property Appraisers of America, Inc.

                                SUBJECT

                                [PHOTO]

    HEALTHCARE PROPERTY APPRAISERS                J. MICHAEL BURROUGHS, MAI, SRA
           OF AMERICA, INC.                                   PRESIDENT

         Post Office Box 2227                                  [SEAL]
 Hwy. 64 E., Laurel Terrace, 2nd Floor
     Cashiers, North Carolina 28717
          Phone: 704-743-5204
          Fax: 704-743-1730




April 21, 1997

Mr. David Brickman
Capitol Senior Living, Inc.
14160 Dallas Parkway
Dallas, TX 75240

Re: The Trinity Hills Manor
    Benbrook, Texas

Dear Mr. Brickman:

HealthCare Property Appraisers of America, Inc. has inspected The Trinity Hills Manor for the purpose of estimating the Market Value of its fee simple estate as a Going Concern. All factors which might influence the value of this property were investigated and fully considered to the best of our ability. We have performed a Complete Appraisal and report our findings here in the form of a Self-Contained Appraisal Report, which describes the appraisal method and contains the information necessary for forming realistic conclusions. The supporting data analyses and conclusions are an integral part of this report. The maps, sketches, and statistics are included to aid the reader in visualizing the property. Your attention is directed to the section entitled: "Underlying Assumptions and Limiting Conditions Section" which provides the basis for all conclusions and the Final Value Estimate.

Based on the enclosed data and analyses, we believe the Subject Property described herein had a Market Value, as of March 21, 1997, at current occupancy and in its present physical condition of:

                                   $2,400,000

This value estimate included all real and personal property, as well as the business value as a Going Concern. Furniture, fixtures and equipment were estimated to have a contributory value of approximately $199,500 and intangible business assets were estimated to contribute $500,000 to the total value. The real estate alone was estimated to contribute $1,700,500. These estimated contributory values are allocations of the Going Concern and may not represent the amount that would be realized if components were sold separately.

The value conclusions in this report assume that this property is not subject to any existing leases or management contracts. We have assumed that any new owner would be free to negotiate a new lease or management contract if they so desired.

The Trinity Hills Manor, Benbrook, Texas
--------------------------------------------------------------------------------


After studying the sales history of similar properties, the Appraiser estimates a reasonable marketing period for the subject property to be twelve months.

This appraisal constitutes a Complete Appraisal and this report is a Self-Contained Appraisal Report as defined by the Uniform Standards of Professional Appraisal Practice (USPAP).

SPECIAL CONDITION

After discussions with appropriate state agencies, the appraiser believes the property owner will be able to continue operating the subject facility as a nursing home. The reader is cautioned that the appraiser is not an expert on nursing home or medicaid matters and this critical assumption should be confirmed by legal counsel. If this assumption is not accurate it could have a dramatic impact on the property's value.

I appreciate the opportunity to provide these appraisal services to you. If you have any questions on this report or any other matters, please do not hesitate to call.

Respectfully submitted,

HealthCare Property Appraisers of America, Inc.


/s/ J. Michael Burroughs
----------------------------------------
J. MICHAEL BURROUGHS, MAI, SRA
State Certified General Appraiser, #A218
President

JMB:ela




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                        SUMMARY OF IMPORTANT CONCLUSIONS
                  SELF-CONTAINED REPORT OF A COMPLETE APPRAISAL


Subject Property:                          The Trinity Hills Manor
Property Location:                         1000 McKinley Street
                                           Benbrook, Texas

Effective Date:                            March 21, 1997
Report Date:                               April 21, 1997
Purpose of Appraisal:                      Market Value
Area of Site:                              80,586 sf (approx.)
Highest and Best Use:                      For Nursing Home Use

Improvements:

   Number of Units:                        114 Beds
   Building Size:                          31,750 sf (approx.)
   Building Date:                          1971

Economics:

  Effective Gross Income:                  $3,402,876
  Expenses:                                (3,062,588)
                                           -----------
  Net Income:                              $ 340,288

Indicated Values:

   Cost Approach:                          $2,240,000
   Income Capitalization Approach:         $2,430,000
   Sales Comparison Approach:              $2,150,000 to $2,350,000



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
Final Estimated Market Value:
-----------------------------
   Land                                    $  125,000
   Building Improvements                   $1,575,500
                                           -----------
   Total Real Estate                       $1,700,500
   Personal Property                       $  199,500
   Business Value                          $  500,000
                                           -----------
   Total Property                          $2,400,000



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                                TABLE OF CONTENTS

TRANSMITTAL LETTER....................................................2

SUMMARY OF IMPORTANT CONCLUSIONS......................................4

TABLE OF CONTENTS.....................................................6

GENERAL IDENTIFICATION OF PROPERTY....................................7

PROPERTY RIGHTS APPRAISED.............................................7

SCOPE OF APPRAISAL....................................................7

HISTORY OF PROPERTY...................................................8

THE PURPOSE OF THE APPRAISAL..........................................9

METHOD OF APPRAISAL...................................................13

REGIONAL ANALYSIS.....................................................15

MARKET AREA AND NEIGHBORHOOD..........................................37

SITE DATA.............................................................42

DESCRIPTION OF IMPROVEMENTS...........................................48

COST APPROACH TO VALUE................................................54

INCOME CAPITALIZATION APPROACH TO VALUE...............................72

SALES COMPARISON APPROACH TO VALUE....................................92

RECONCILIATION AND FINAL VALUE ESTIMATE...............................110

ALLOCATION OF VALUE BETWEEN REAL PROPERTY, PERSONAL PROPERTY
AND BUSINESS ENTERPRISE...............................................113

SUMMARY OF VALUES.....................................................121

UNDERLYING ASSUMPTIONS AND LIMITING CONDITIONS........................122

APPRAISER'S CERTIFICATION.............................................126

QUALIFICATIONS OF APPRAISER...........................................129



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                       GENERAL IDENTIFICATION OF PROPERTY

The subject property, known as The Trinity Hills Manor, is located at 1000 McKinley Street, Benbrook, Texas. The subject site and improvements are described further in subsequent sections of this report. The subject of this analysis includes all real, personal and business property necessary to operate as a Nursing Home.

                            PROPERTY RIGHTS APPRAISED

The appraiser, in completing this appraisal assignment, considered the subject property to include all of those rights that may be lawfully owned and are legally referred to as being held in "fee simple".

                         DEFINITION OF FEE SIMPLE ESTATE

    Absolute ownership unencumbered by any other interest or estate; subject only to the limitations of eminent domain, escheat, police power, and taxation. ("THE DICTIONARY OF REAL ESTATE APPRAISAL", American Institute of Real Estate Appraisers, Third Printing, October, 1987)

                               SCOPE OF APPRAISAL

In conducting this appraisal, our staff

    -    Inspected the subject property.

    - Developed and analyzed significant data from primary and secondary sources, confirming that data where possible.

    - Analyzed sales, income and expense data and projected a reasonable cash flow for the subject.

    - Completed Income Capitalization, Cost and Sales Comparison Approaches To Value and reached a Final Market Value conclusion as reported herein.

This appraisal constitutes a Complete Appraisal and this report is a Self-Contained Appraisal Report as defined by USPAP.




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                               HISTORY OF PROPERTY

To the best of the appraiser's knowledge, the complete subject property (land, building, equipment and business) has not been sold, listed or placed under contract within the past three years.




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                          THE PURPOSE OF THE APPRAISAL

The purpose of the Complete Appraisal contained in this Self-Contained Appraisal Report is to estimate the Market Value of The Trinity Hills Manor. This report is intended for the internal use of the property owner.

                           DEFINITION OF MARKET VALUE

    The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

    (1)  Buyer and seller are typically motivated.

    (2) Both parties are well informed or well advised, and acting in what they consider their own best interests.

    (3)  A reasonable time is allowed for exposure in the open market.

    (4) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto.

    (5) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.*




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                        DEFINITION OF GOING CONCERN VALUE

    As most properties of subject's type are usually owned, operated, and sold as one entity including the real estate, personal property, and business, in this report Market Value is considered to be synonymous with the Going Concern Value, which includes any intangible enhancement attributable to the operation of the property. The physical real estate assets are such integral parts of the business that the market values for the land and building or the business aspects are difficult, if not impossible, to segregate from the total value of the property.




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                                   COMPETENCY

The Office of the Comptroller of the Currency has issued the following Final Rule, which requires lenders to evaluate appraiser competency for each specific appraisal assignment:

    "Not all appraisers are competent to perform every type of appraisal that will be needed in connection with federally related transactions. For instance, an appraiser who is experienced in appraising shopping centers may not possess sufficient expertise to appraise a golf course. A financial institution should look beyond an individual's title to determine if he or she has the experience and training needed to perform the appraisal. This provision is not intended to prohibit, in every circumstance, an individual from appraising a type of property with which he or she is not familiar. However in such instances, an appraiser may perform the appraisal only in accordance with the Competency Provision in the USPAP. "

HealthCare Property Appraisers of America, Inc. is a national appraisal firm limiting its appraisal practice to Health Care and Senior Housing properties. HealthCare Property Appraisers of America, Inc. has prepared over 3,000 appraisal reports in 42 states on a wide variety of health care-oriented facilities and housing for the elderly. Property types encompass the complete continuum of health care facilities including:

    -    General and Acute Care Hospitals
    -    Psychiatric Hospitals
    -    Substance Abuse Facilities
    -    Skilled Nursing Homes
    -    Assisted Living Homes
    -    Rest Homes, Personal Care and Homes for the Aged
    -    Facilities for the Developmentally Disabled
    -    Independent Living Apartments for Retirees
    -    Continuing Care Retirement Communities

Our office maintains a constant dialogue with public health departments, medicaid reimbursement officials and healthcare licensing agencies in all 50 states. We constantly update our data bank in accordance with changes within the various state health care programs.



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HealthCare Property Appraisers of America, Inc. maintains an in-house database which currently contains in excess of 1,300 sales of health care-related and senior housing properties.

SOURCE OF DEFINITIONS

    - Title XI, Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA), [Pub. L. No. 101-73,103 Stat. 183 (1989)], 12 U.S.C.
         3310, 3331-3351, and section 5(b) of the Bank Holding Company Act, 12 U.S.C. 1844(b); Part 225, Subpart G: Appraisals Paragraph 225.62(f).
    -    Uniform Standards of Professional Appraisal Practice, Page I-7.
    -    Federal Reserve System, 12 CFR Parts 208 and 225, Sec. 225.62.
    -    Office of the Comptroller of the Currency, 12 CFR part 34, Sec. 34.42.
    -    FDIC, 12 CFR Part 323, Sec. 323.2.
    -    Office of Thrift Supervision, 12 CFR Part 564, Sec. 564.2.
    -    NCUA, 12 CFR Part 722, Sec. 722.2.




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                               METHOD OF APPRAISAL

The Appraisal Profession generally recognizes three approaches to value:

1. COST APPROACH TO VALUE: The appraiser: (a) estimates the land value as though the site were vacant and available for development and (b) estimates the cost to replace subject's improvements (at their same stage of depreciation). The depreciated Replacement Cost is usually based upon consultation with local contractors and construction cost data services.

2. INCOME CAPITALIZATION APPROACH TO VALUE: The Appraiser compiles and analyzes market data to estimate subject property's economic rental and expenses. The net income thus derived is capitalized into a value estimate. This indicates the property's value to an investor receiving this income stream and develops the present value of perceived future benefits and property reversion.

3. SALES COMPARISON APPROACH TO VALUE (also known as the Comparative Approach or Market Data Method): The Appraiser researches sales of Nursing Homes in this market area and developes units of comparison which are adjusted and applied to the subject property.




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







                                                            REGIONAL ANALYSIS
--------------------------------------------------------------------------------

                               [BENBROOK CITY MAP]

                                [TEXAS STATE MAP]

The Trinity Hills Manor, Benbrook, Texas
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                                REGIONAL ANALYSIS

                                    OVERVIEW

The subject property is located in the city of Benbrook, Tarrant County, Texas. Located in the north central region of the state, the site is located at the southwest outskirts of Forth Worth, Texas. Benbrook is considered to be a bedroom community of Forth Worth.

Tarrant County rests in the northwestern section of the Fort Worth-Arlington, Texas Metropolitan Statistical Area (hereafter referred to as the Forth Worth
MSA), which is composed of the following counties: Hood, Johnson, Parker and Tarrant.

                               TERRAIN AND CLIMATE

The Tarrant County area is primarily level to low hills, with elevations from 580-865 feet, typical of north central Texas. This hilly area marks the upper boundary of the Coastal Plain. The humid, subtropical climate is moderated by the continental air masses from the northwest producing hot humid summers with a variety of year-round temperatures. Annual precipitation averages 30 inches of rain with minimal amounts of snowfall. Average temperatures of a low of 34 degrees in January and a high of 96 degrees in August, have encouraged growth in the Tarrant County area.

                           POPULATION AND DEMOGRAPHICS


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                          CHANGE                  PROJECTED CHANGE
                        1990-1996                    1996-2001
                       ---------------------------------------------------------
UNITED STATES              6.5%                         4.9%

STATE                     11.5%                         8.5%

MSA                       10.7%                         8.0%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



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The area enjoys a broadly diversified economic base, including the aerospace industry, education, retail outlet, health care and manufacturing, which contribute to the growth of the area. According to Claritas, Inc., a demographics survey firm, the estimated 1996 population of the United States has increased 6.5% since 1990, and an additional 4.9% increase can be expected by 2001.

According to the 1990 Census, Texas's population totaled 16,986,510 residents. Claritas estimates the current population at 18,942,934,representing an increase of 11.5%. By 2001, the population is projected to reach 20,555,216 residents, an increase of 8.5%.

The 1990 Census indicates Fort Worth MSA's population totaled 1, 361,034 residents. Claritas estimates the current population at 1,506,678, representing an increase of 10.7%. By 2001, the population is projected to reach 1,626,963 residents, an increase of 8.0%.

                     DEMOGRAPHICS OF THE ELDERLY POPULATION

                    Percentage of Change - Elderly Population


------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
                             1990-1996                                    1996-2001
                          ---------------                             ----------------
                75-79          80-84        85 & Over         75-79        80-84      85 & Over
                -----          -----        ---------         -----        -----      ---------
U. S.           14.4%          21.0%        32.9%             11.3%        12.4%        19.0%

STATE           17.9%          23.5%        38.5%             18.3%        11.5%        21.9%

MSA             26.2%          26.6%        41.9%             21.2%        21.4%        23.4%
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------


The market segments of primary interest in this demographics study are the age groups: (a) 75 to 79, (b) 80 to 84, and (c) 85 and over. Between 1990 and 1996, the estimated increase nationally in the 75 to 79 year old age bracket was 14.4%. In the 80 to 84 age group the change was 21.0% and the change in the 85 and over age group was 32.9%. By 2001, the 75 to 79 age group is projected to increase by an additional 11.3%, the 80 to 84 group by 12.4% and the age group 85 and over by 19.0%.

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In the state of Texas, the 75 to 79 age group is currently estimated at 392,973 which is an increase of 17.9% since the last census. The age group 80 to 84 has shown an increase of 23.5% in that same time period and the 85 and over age group has shown an increase of 38.5%. It is estimated that by 2001, there will be 11.7, 7.8 and 7.2 residents in these age groups or a change of 18.3%, 11.5%, and 21.9% respectively.

In the Fort Worth MSA, the 75 to 79 age group is currently estimated at 27,655 which is an increase of 26.2% since the last census. The age group 80 to 84 has shown an increase of 26.6% in the time period between 1990 and 1996 and the 85 and over age group has shown an increase of 41.9%. It is estimated that by 2001, there will be 11.0, 7.2 and 6.6 residents in these age groups or a change of 21.2%, 21.4%, and 23.4% respectively.

                       Median Household Income - Ages 75+


------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
                             1990-1996                                    1996-2001
                          ---------------                             ----------------
                75-79          80-84        85 & Over         75-79        80-84      85 & Over
                -----          -----        ---------         -----        -----      ---------
U. S.          +$3,462        +$3,355      +$3,233          +$3,344      +$3,359       +$3,357

STATE          +$3,752        +$3,675      +$3,446          +$3,790      +$3,785       +$3,813

MSA            +$5,237        +$5,164      +$4,560          +$4,325      +$4,062       +$4,328
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------



Nationally, the 75 to 79 age group median household income increased $3,462 between 1990 and 1996 and is projected to increase an additional $3,344 by 2001. The 80 to 84 age group showed an increase nationally in median household income of $3,355 between 1990 and 1996 and is projected to increase an additional $3,359 by 2001. The age group 85 and over showed an increase between 1990 and 1996 of $3,233 and is projected increase an additional $3,357 by 2001.

In the state of Texas, the median household income for the 75-79 age group increased $3,752 between 1990 and 1996, and is projected to reach $20,326 or increase an additional $3,790 by 2001. The median household income for the 80 to 84 age group during the time period 1990



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to 1996 increased $3,675 and is expected to reach $19,925 or increase an additional $3,785 by 2001. The age group 85 and over showed an increase of $3,446 between 1990 and current estimates and is projected to reach $19,392 or increase an additional $3,813 by 2001.

In the Fort Worth MSA, median household income for the 75-79 age group increased $5,237 between 1990 and 1996, and is projected to reach $24,764 or increase an additional $4,325 by 2001. The median household income for the 80 to 84 age group during the 1990-1996 time period increased $5,164 and is expected to reach $23,848 or increase an additional $4,062 by 2001. The age group 85 and over showed an increase of $4,560 between 1990 and current estimates and is projected to reach $22,826 or an additional increase of $4,328 by 2001.

                     Elderly Households With Income $35,000+
              (As a % of Total Household Income For 55+ population)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                         1990               1996             2001
                                          ESTIMATED        PROJECTED
                     -----------------------------------------------
UNITED STATES            42.4%              52.0%            58.3%

STATE                    38.0%              50.0%            42.2%

MSA                      45.8%              59.0%            57.0%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



One of the best indicators of the ability of the subject's residents to be self supporting (rather than government funded) is their level of affluence. The appraiser compared the subject's potential local market with that of Texas and the USA as a whole. The comparison was based upon the percentage of population aged 55+ with an annual household income exceeding $35,000.



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                             GOVERNMENT AND SERVICES

The subject property falls within the jurisdiction of the city of Benbrook which has a Council Manager form of government, with seven member elected council, and there are zoning ordinances in place. Police protection is provided by the Benbrook Police Department with 40 officers. Fire protection is provided by the Benbrook Fire Department (in conjunction with the Forth Worth Fire Department for a portion of the city) with 4 full-time personnel and 30 volunteers.

                                    UTILITIES

Water and sewer service are provided by the Benbrook Water and Sewer Authority. Electricity is supplied by TU Electric Company, gas service is provided by Lone Star Gas Company, and telephone service by Southwestern Bell.

                                    EDUCATION

The Benbrook School System, part of the Forth Worth Independent School District, has two elementary, two middle and one high schools and an enrollment of 4,314. Vocational and Technical training is available through the Forth Worth Independent School District and Tarrant County Junior College systems. Among the area's facilities for higher education are the University of Texas at Arlington, Texas Christian University and Texan Wesleyan University.

                                 TRANSPORTATION

The area's principal highways include Interstates 20 and 820 and U.S. Highway 377, along with U.S. Highways 80 and State Highway 183. There is no current construction underway and none is scheduled for the foreseeable future.

Local airports, such as the new Alliance Airport providing industrial services, along with the general aviation facilities at Bourland, Meacham and Spinks Fields, are located throughout the



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area with the major commercial airport being the Dallas-Forth Worth
International Airport, with 2,000 daily flights. Airlines serving that airport include American, Delta, Northwest, United/Southwest.

Passenger rail service is provided by AMTRAK, out of Ft. Worth, freight rail service by Union Pacific and Burlington Northern and Santa Fe and Southern Pacific out of Ft. Worth. Trucking companies serving the area include Roadway Express, Yellow Freight, Red Arrow Freight Lines and Brown Express.

                                   HEALTHCARE

There are two hospitals in the county serving the Benbrook area, All Saints Hospital (71 beds) and Harris Methodist (88 beds). Medical assistance is provided by 11 physicians and 7 dentists. The immediate area has two nursing homes, Renaissance Park (120 beds) and Trinity Hills Manor (114 beds). There numerous facilities throughout the Ft. Worth MSA.

                                     ECONOMY

Financial institutions in the area include Citizens National Bank, Heritage National Bank, Bank of America-Benbrook and BenbrookBank with combined assets exceeding $143 million. According to the 1995 SURVEY OF BUYING POWER, by Sales & Marketing Management, the per household retail sales for the Fort Worth MSA, ranking 211th in the nation, was $23,130 (compared to the national average of $23,209). The median household effective buying income, ranking 47th in the nation, was $41,869 ($37,070). Household expenditures for health care ranked 33rd in the nation with $1.1 billion.

According to the PLACES RATED ALMANAC, the Fort Worth MSA ranks l8th of the nation's 343 MSAs in the area of employment opportunity. The area is projected to show a growth rate of 8.91 % in new jobs, with an increase of 42,768 white collar and 20,231 blue collar positions expected. Distribution by sector and percentage of employees is as follows:



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

Sector                                                      Percentage
------                                                      ----------
Services                                                          28.8%
Manufacturing                                                     20.1%
Wholesale/Retail Trade                                            22.3%
Construction                                                       6.4%
Transportation/Communications/Utilities                           10.0%
Finance/Insurance/Real Estate                                      7.0%
Government                                                         3.5%
Agriculture/Forestry/Fishing                                       1.3%
Mining                                                             0.6%


The area's major employers are:


Company Name                      # Employees               Product/Service
------------                      -----------               ---------------
Lockheed-Fort Worth                  150                          Aerospace
Computalog Wireline                  140              Geophysical Equipment
Western Hills H. S.                  102                  Primary Education
Career Transition Center             100                Employment Training
Renaissance Park                      92                        Health Care
City of Benbrook                      81                         Government
Oak Park Retirement Home              66              Retirement/HealthCare
Food Lion                             50                      Grocery Store
Sutherland                            50                 Building Materials
Winn-Dixie                            50                      Grocery Store




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                    UNITED STATES/STATE/MSA HOUSEHOLD INCOME
                              (GENERAL POPULATION)


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                          % OF CHANGE
                           ----------------------------------------------------
                                  1990-1996           1996-2001
                           ----------------------------------------------------
UNITED STATES                       21.7%               15.4%

STATE                               29.1%               19.9%

MSA                                 30.9%               21.7%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


An important indicator of economic health is growth in Median Household Income. The national increase in Median Household Income between 1990 and 1996 was 21.7%. Claritas projects the National Median Household Income will reach $42,259 (i.e. increase by 15.4 %)by 2001.

Median Household Income for Texas in 1996 is estimated at $34,943, or an increase of 29. 1 % since 1989. It is projected that by 2001 the Median Household Income will reach $41,899, or increase by 19.9

Median Household Income for the Fort Worth MSA in 1996 has increased to $42,086, or 30.9%, since 1989. It is projected that by 2001 the Median Household Income will reach $51,223,or increase 21.7%.

                             NUMBER OF HOUSING UNITS


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                          % OF CHANGE
                           ----------------------------------------------------
                                  1990-1996           1996-2001
                           ----------------------------------------------------
UNITED STATES                       7.6%                5.5%

STATE                               8.5%                8.8%

MSA                                 8.0%                8.5%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------



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HealthCare Property Appraisers of America, Inc.                               22

The Trinity Hills Manor, Benbrook, Texas
--------------------------------------------------------------------------------


Growth in the number of housing units in a specified area is another good indication of economic health. Housing units increased 7.6% nationally between 1990 and 1996. By 2001, it is projected that total housing units nationally will have increased by an additional 5.5 %.

The number of housing units in Texas is currently estimated at 7,604,503,which is an increase of 8.5 % since the 1990 Census. It is estimated that by 2001, this figure will reach 8,272,049,or increase by 8.8%.

The number of housing units in the Fort Worth MSA is currently estimated at 614,729, which is an increase of 8.0% since the 1990 Census. It is estimated that by 2001, this figure will reach 666,737, or increase by 8.5 %.

                     METROPOLITAN STATISTICAL AREA(MSA) DATA

The economy of Benbrook and Tarrant County are strongly effected by the Fort Worth Arlington, Texas Metropolitan Statistical Area.

The appraiser considered the cost of living in Benbrook, as this factor affects The Trinity Hills Manor in two ways: (a) the likelihood of retirees remaining in the area or being attracted to it and (b) payroll costs. The PLACES RATED ALMANAC Cost of Living Index ranks the subject MSA 198th of the 343 MSAs nationwide (with the first place MSA having the lowest cost of living). Ranked against the national average of 100, the Fort Worth MSA indexes are:



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HealthCare Property Appraisers of America, Inc.                               23

The Trinity Hills Manor, Benbrook, Texas
--------------------------------------------------------------------------------


Housing:

    Median Price:                                 90
    Utilities:                                    89
    Property Taxes:                              179

Miscellaneous Living Cost Indexes:
    College Tuition:                              55
    Food:                                        104
    Health Care:                                 108
    Transportation:                              104



The PLACES RATED ALMANAC rates and ranks 343 metropolitan areas on ten factors that greatly influence the quality of an area: costs of living, job outlook, housing, transportation, education, health care, crime, the arts, recreation, and climate. The Fort Worth MSA is ranked as follows:


    Costs of Living                              198
    Job Outlook                                   18
    Housing                                      201
    Transportation                               126
    Education                                     44
    Health Care                                  250
    Crime                                        328
    The Arts                                      74
    Recreation                                    83
    Climate                                      193


Based on these factors, the Fort Worth MSA had an overall rank of 108th of the 343 Metropolitan Statistical Areas.




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HealthCare Property Appraisers of America, Inc.                               24

The Trinity Hills Manor, Benbrook, Texas
--------------------------------------------------------------------------------



                       TRENDS, FUTURE OUTLOOK, CONCLUSIONS

The Benbrook area offers the residents the advantages of suburban life with the underlying economic support of a major metropolitan area within a short commute. The population is growing at rates above national averages as are incomes and indications that this trend will continue. Housing increases predicted over the next five year period supports the conclusion of a positive growth rate for the area.

The Dallas-Fort Worth economy should continue to draw industry and population and, coupled with the moderate, varied climate, should remain in a growth posture, providing a positive climate for the senior health care industry.


----------
*All population and household income figures were taken from the most recent U.
S. Census (if actual numbers) or were provided to the appraiser by Claritas, Inc. (if projected numbers) or by the local Chamber of Commerce.




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HealthCare Property Appraisers of America, Inc.                               25

The Trinity Hills Manor, Benbrook, Texas
--------------------------------------------------------------------------------



(MSA 2800) Fort Worth et al. TX
                                                             (Weight: 100.0%)

                             Household Trend Report


                                 1980         1990          %Chg        1996          %Chg        2001          % Chg
Universe                        Census       Census         80-9       (Est.)         90-96       (Proj.)        96-01
--------------------            -------     -------        -----      --------       -------     --------       -------
Population..........            990849      1361034         37.4      1506678         10.7       1626963          8.0
Households..........            355787       506281         42.3       565283         11.7        613084          8.5
Families............            268115       360454         34.4       397405         10.3        426482          7.3
Housing Units.......            389185       569183         46.2       614729          8.0        666737          8.5
Grp Qrt. Pop........             17417        22438         28.8        22069         -1.6         22181          0.5
Household Size......              2.74         2.64         -3.4         2.63         -0.7          2.62         -0.3



                                 1979         1989        % Chg         1996         % Chg        2001          % Chg
Income                         (Census)     (Census)       79-89       (Est.)        89-96       (Proj.)        96-01
--------------------            -------     -------        -----      --------       -------     --------       -------
Aggregate($MM)......             7788        20174        159.0        30535         51.4         42310         38.6
Per Capita..........             7860        14823         88.6        20267         36.7         26006         28.3
Avg. Household......            21747        39595         82.1        53742         35.7         68643         27.7
Median Hhold........            18561        32161         73.3        42086         30.9         51223         21.7
Avg. Family HH......            24601        45608         85.4        61942         35.8         78331         26.5
Med. Family HH......            21409        38440         79.6        49842         29.7         59487         19.4
Avg. HH Wealth......                                                  129493                     153185         18.3
Med. HH Wealth......                                                   55427                      68817         24.2



                                             -------------------- Households --------------------
Household Income                           1990 Census                 1996 Estimate              2001 Proj.
----------------------------          -------------------           -----------------        -------------------
Total......................           506281                        565283                   613084
     Less than $5,000......            25747         5.1%            19495      3.4%          16189      2.3%
    $5,000 to  $9 999......            34722         6.9%            31235      5.5%          28678      4.7%
   $10,000 to $14,999......            40401         8.0%            30888      5.5%          27887      4.5%
   $15,000 to $19,999......            44196         8.7%            34864      6.2%          27752      4.5%
   $20,000 to $24,999......            44867         8.9%            40095      7.1%          32908      5.4%
   $25,000 to $29,999......            42275         8.4%            38148      6.7%          34743      5.7%
   $30,000 to $34,999......            41621         8.2%            37003      6.5%          34477      5.6%
   $35,000 to $39,999......            36509         7.2%            34431      6.1%          32419      5.3%
   $40,000 to $44,999......            33210         6.6%            37389      6.6%          32279      5.3%
   $45,000 to $49,999......            27621         5.5%            30929      5.5%          31034      5.1%
   $50,000 to $59,999......            44453         8.8%            59127     10.5%          63527     10.4%
   $60,000 to $74,999......            41902         8.3%            62898     11.1%          74784     12.2%
   $75,000 to $99,999......            28245         5.6%            59199     10.5%          83343     13.6%
$100,000 to  $124,999......            10116         2.0%            24584      4.3%          46586      7.6%
$125,000 to  $149,999......             3845         0.8%            11993      2.1%          20516      3.3%
$150,000 to  $249,999......             4398         0.9%             8982      1.6%          18841      3.1%
$250,000 to  $499,999......             1584         0.3%             2900      0.5%           5219      0.9%
$500,000 or More...........              569         0.1%             1123      0.2%           1902      0.3%





--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               26

The Trinity Hills Manor, Benbrook, Texas
--------------------------------------------------------------------------------


(MSA 2800) Fort Worth et al. TX

                                                            (Weight:  100.0%)
                               Senior Life Report               (Page 1 of 7)



                                            --------------------Population Age 55 Years and Over--------------------
Population by Age and Sex                       1990 Census                1996 Estimate               2001 Proj.
---------------------------------           -------------------           -----------------       -------------------
Population Age 55+...............           216968       100.0%           260014    100.0%         305915     100.0%
   55 to 59......................            51583        23.8%            61889     23.8%          77987      25.5%
   60 to 64......................            46148        21.3%            51740     19.9%          60809      19.9%
   65 to 69......................            41488        19.1%            45411     17.5%          49676      16.2%
   70 to 74......................            29891        13.8%            38718     14.9%          41592      13.6%
   75 to 79......................            21911        10.1%            27655     10.6%          33520      11.0%
   80 to 84......................            14415         6.6%            18243      7.0%          22140       7.2%
   85+...........................            11532         5.3%            16358      6.3%          20191       6.6%

Males Age 55+....................            93942        43.3%           114279     44.0%         135884      44.4%
   55 to 59......................            25251        11.6%            30448     11.7%          38160      12.5%
   60 to 64......................            21714        10.0%            24934      9.6%          29454       9.6%
   65 to 69......................            18508         8.5%            21096      8.1%          23290       7.6%
   70 to 74......................            12829         5.9%            16503      6.3%          18584       6.1%
   75 to 79......................            82011         3.8%            11093      4.3%          13240       4.3%
   80 to 84......................             4659         2.1%             6114      2.4%           7934       2.6%
   85+...........................             2780         1.3%             4091      1.6%           5222       1.7%

Females Age 55+..................           123026        56.7%           145735     56.0%         170031      55.6%
   55 to 59......................            26332        12.1%            31441     12.1%          39827      13.0%
   60 to 64......................            24434        11.3%            26806     10.3%          31355      10.2%
   65 to 69......................            22980        10.6%            24315      9.4%          26386       8.6%
   70 to 74......................            17062         7.9%            22215      8.5%          23008       7.5%
   75 to 79......................            13710         6.3%            16562      6.4%          20280       6.6%
   80 to 84......................             9756         4.5%            12129      4.7%          14206       4.6%
   85+...........................             8752         4.0%            12267      4.7%          14969       4.9%



                                                         --------------------Population--------------------
Population by Age and Sex                       1990 Census                1996 Estimate                2001 Proj.
----------------------------------         --------------------          ------------------       -------------------
Total Population ................          1361034       100.0%          1506678    100.0%        1626963     100.0%
   White Population..............          1177220        86.5%          1286035     85.4%        1374001      84.5%
     Age 65 and Over.............           109111         8.0%           134388      8.9%         152584       9.4%
   Black Population..............           145419        10.7%           168871     11.2%         188706      11.6%
     Age 65 and Over.............             9162         0.7%            10508      0.7%          12103       0.7%
   Asian Population..............            31408         2.3%            44060      2.9%          55905       3.4%
     Age 65 and Over.............              649         0.0%             1058      0.1%           1806       0.1%
   Am. Indian Population.........             6987         0.5%             7712      0.5%           8351       0.5%
     Age 65 and Over.............              315         0.0%              431      0.0%            626       0.0%
   Hispanic Population...........           151320        11.1%           210999     14.0%         270162      16.6%
     Age 65 and Over.............             4276         0.3%             6224      0.4%           9821       0.6%



          1996 Estimates and 2001 projections produced by Claritas Inc.
                   Copyright 1996 Claritas Inc. Arlington, VA



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HealthCare Property Appraisers of America, Inc.                               27

The Trinity Hills Manor, Benbrook, Texas
--------------------------------------------------------------------------------


(MSA 2800) Fort Worth et al. TX

                                                              (Weight: 100.0%)
                               Senior Life Report                (Page 2 of 7)



                                             -----------------Households with Householder Age 55 Over----------------
Household Income by
Age of Householder                              1990 Census                  1996 Estimate             2001 Proj.
-----------------------------------         -------------------           ----------------          ----------------
Householder Age 55 to 64.........            58381       100.0%            60676    100.0%          71582     100.0%
   Under $5,000..................             2960         5.1%             2013      3.3%           1800       2.5%
   $5,000 - $9,999...............             3606         6.2%             2844      4.7%           2855       4.0%
   $10,000 - $14,999.............             3962         6.8%             2742      4.5%           2760       3.9%
   $15,000 - $24,999.............             9114        15.6%             6914     11.4%           6137       8.6%
   $25,000 - $34,999.............             8755        15.0%             7141     11.8%           7202      10.1%
   $35,000 - $49,999.............            11316        19.4%            10648     17.5%          10572      14.8%
   $50,000 - $74,999.............            10956        18.8%            13792     22.7%          16462      23.0%
   $75,000 - $99,999.............             4149         7.1%             7264     12.0%          10433      14.6%
   $100,000 - $149,999...........             2459         4.2%             5283      8.7%           9285      13.0%
   $150,000 - $249,999...........              730         1.3%             1398      2.3%           2890       4.0%
   $250,000 - $499,999...........              276         0.5%              459      0.8%            869       1.2%
   $500,000 or More..............               98         0.2%              178      0.3%            317       0.4%
Median Income....................            36051                         47233                    56780

Householder Age 65 to 69.........            25573       100.0%            27000    100.0%          26175     100.0%
   Under $5,000..................             1675         6.5%             1201      4.4%            882       3.4%
   $5,000 - $9,999...............             3231        12.6%             2667      9.9%           2101       8.0%
   $10,000 - $14,999.............             3248        12.7%             2481      9.2%           2044       7.8%
   $15,000 - $24,999.............             5431        21.2%             4823     17.9%           3778      14.4%
   $25,000 - $34,999.............             3925        15.3%             3835     14.2%           3612      13.8%
   $35,000 - $49,999.............             3695        14.4%             4245     15.7%           3966      15.2%
   $50,000 - $74,999.............             2742        10.7%             4202     15.6%           4677      17.9%
   $75,000 - $99,999.............              857         3.4%             1866      6.9%           2503       9.6%
   $100,000 - $149,999...........              477         1.9%             1170      4.3%           1837       7.0%
   $150,000 - $249,999...........              182         0.7%              331      1.2%            531       2.0%
   $250,000 - $499,999...........               76         0.3%              119      0.4%            168       0.6%
   $500,000 or More..............               34         0.1%               60      0.2%             76       0.3%
Median Income....................            23530                         31070                    37536

Householder Age 70 to 74.........            20302       100.0%            22651    100.0%          22912     100.0%
   Under $5,000..................             1425         7.0%             1097      4.8%            864       3.8%
   $5,000 - $9,999...............             2771        13.6%             2448     10.8%           1985       8.7%
   $10,000 - $14,999.............             2691        13.3%             2198      9.7%           1902       8.3%
   $15,000 - $24,999.............             4298        21.2%             4120     18.2%           3393      14.8%
   $25,000 - $34,999.............             3091        15.2%             3220     14.2%           3177      13.9%
   $35,000 - $49,999.............             2828        13.9%             3472     15.3%           3470      15.1%
   $50,000 - $74,999.............             2040        10.0%             3382     14.9%           3933      17.2%
   $75,000 - $99,999.............              620         3.1%             1453      6.4%           2099       9.2%
   $100,000 - $149,999...........              325         1.6%              876      3.9%           1495       6.5%
   $150,000 - $249,999...........              126         0.6%              243      1.1%            399       1.7%
   $250,000 - $499,999...........               63         0.3%               98      0.4%            129       0.6%
   $500,000 or More..............               24         0.1%               44      0.2%             66       0.3%
Median Income....................            22594                         29542                    35584


          1996 Estimates and 2001 projections produced by Claritas Inc.
                   Copyright 1996 Claritas Inc. Arlington, VA




--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               28

The Trinity Hills Manor, Benbrook, Texas
--------------------------------------------------------------------------------


(MSA 2800) Fort Worth et al. TX
                                                            (Weight:  100.0%)
                               Senior Life Report               (Page 3 of 7)



                                             -----------------Households with Householder Age 55 Over----------------
Household Income by
Age of Householder                              1990 Census                  1996 Estimate             2001 Proj.
-----------------------------------         -------------------           ----------------          ----------------
Householder Age 75 to 79.........            14303       100.0%            17977    100.0%          21041     100.0%
   Under $5,000..................             1644        11.6%             1511      8.4%           1332       6.3%
   $5,000 - $9,999...............             3276        22.9%             3406     18.9%           3216      15.3%
   $10,000 - $14,999.............             2156        15.1%             2319     12.9%           2639      12.5%
   $15,000 - $24,999.............             2753        19.2%             3222     17.9%           3414      16.2%
   $25,000 - $34,999.............             1607        11.2%             2117     11.8%           2718      12.9%
   $35,000 - $49,999.............             1367         9.6%             2066     11.5%           2518      12.0%
   $50,000 - $74,999.............              882         6.2%             1781      9.9%           2559      12.2%
   $75,000 - $99,999.............              255         1.8%              722      4.0%           1244       5.9%
   $100,000 - $149,999...........              194         1.4%              517      2.9%            904       4.3%
   $150,000 - $249,999...........               89         0.6%              190      1.1%            312       1.5%
   $250,000 - $499,999...........               45         0.3%               89      0.5%            123       0.6%
   $500,000 or More..............               15         0.1%               37      0.2%             62       0.3%
Median Income....................            15202                         20439                    24764

Householder Age 80 to 84.........             9416       100.0%            12567    100.0%          14433     100.0%
   Under $5,000..................             1184        12.6%             1136      9.0%            987       6.8%
   $5,000 - $9,999...............             2252        23.9%             2476     19.7%           2310      16.0%
   $10,000 - $14,999.............             1376        14.6%             1600     12.7%           1865      12.9%
   $15,000 - $24,999.............             1790        19.0%             2239     17.8%           2322      16.1%
   $25,000 - $34,999.............             1007        10.7%             1450     11.5%           1833      12.7%
   $35,000 - $49,999.............              847         9.0%             1374     10.9%           1642      11.4%
   $50,000 - $74,999.............              555         5.9%             1197      9.5%           1667      11.5%
   $75,000 - $99,999.............              163         1.7%              480      3.8%            824       5.7%
   $100,000 - $149,999...........              142         1.5%              388      3.1%            619       4.3%
   $150,000 - $249,999...........               60         0.6%              136      1.1%            222       1.5%
   $250,000 - $499,999...........               27         0.3%               58      0.5%             96       0.7%
   $500,000 or More..............               13         0.1%               33      0.3%             46       0.3%
Median Income....................            14622                         19786                    23848

Householder Age 85+..............             6034       100.0%             8279    100.0%          10422     100.0%
   Under $5,000..................              839        13.9%              830     10.0%            795       7.6%
   $5,000 - $9,999...............             1455        24.1%             1669     20.2%           1689      16.2%
   $10,000 - $14,999.............              918        15.2%             1126     13.6%           1388      13.3%
   $15,000 - $24,999.............             1131        18.7%             1471     17.8%           1711      16.4%
   $25,000 - $34,999.............              618        10.2%              941     11.4%           1297      12.4%
   $35,000 - $49,999.............              514         8.5%              856     10.3%           1184      11.4%
   $50,000 - $74,999.............              313         5.2%              726      8.8%           1166      11.2%
   $75,000 - $99,999.............              106         1.8%              280      3.4%            535       5.1%
   $100,000 - $149,999...........               74         1.2%              236      2.9%            405       3.9%
   $150,000 - $249,999...........               38         0.6%               77      0.9%            152       1.5%
   $250,000 - $499,999...........               15         0.2%               38      0.5%             61       0.6%
   $500,000 or More..............               13         0.2%               29      0.4%             39       0.4%
Median Income....................            13938                         18498                    22826



          1996 Estimates and 2001 projections produced by Claritas Inc.
                   Copyright 1996 Claritas Inc. Arlington, VA



--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               29

The Trinity Hills Manor, Benbrook, Texas
-------------------------------------------------------------------------------

(MSA 2800) Fort Worth et al. TX
                                                             (Weight: 100.0%)

                                                                (Page 4 of 7)


                               Senior Life Report

                                            ------------------Total Households ------------------
Household Income                               1990 Census                  1996 Estimate              2001 Proj.
---------------------------------           -------------------           ---------------          -----------------
Total............................           506281       100.0%           565283    100.0%         613084     100.0%
   Under $5,000..................            25747         5.1%            19495      3.4%          16189       2.6%
    $5,000  -   $9,999...........            34722         6.9%            31235      5.5%          28678       4.7%
    $10,000 -  $14,999...........            40401         8.0%            30888      5.5%          27887       4.5%
    $15,000 -  $24,999...........            89063        17.6%            74959     13.3%          60660       9.9%
    $25,000 -  $34,999...........            83896        16.6%            75151     13.3%          69220      11.3%
    $35,000 -  $49,999...........            97340        19.2%           102749     18.2%          95732      15.6%
    $50,000 -  $74,999...........            86355        17.1%           122025     21.6%         138311      22.6%
    $75,000 -  $99,999...........            28245         5.6%            59199     10.5%          83343      13.6%
   $100,000 - $149,999...........            10116         2.0%            24584      4.3%          46586       7.6%
   $125,000 - $149,999...........             3845         0.8%            11993      2.1%          20516       3.3%
   $150,000 - $249,999...........             4398         0.9%             8982      1.6%          18841       3.1%
   $250,000 - $499,999...........             1584         0.3%             2900      0.5%           5219       0.9%
   $500,000 or More..............              569         0.1%             1123      0.2%           1902       0.3%
Median Household Income..........            32161                         42086                    51223



                                         -------------- Total Specified Owner-Occupied Housing Units -------------
Housing Value                                1990 Census                 1996 Estimate              2001 Proj.
---------------------------------        -------------------           ----------------         ------------------
Total Units..................           260516                        294149                   320834
     Less than  $15,000......             3487         1.3%             3120      1.1%           2913      0.9%
   $15,000  to  $19,999......             2906         1.1%             1938      0.7%           1534      0.5%
   $20,000  to  $24,999......             4331         1.7%             3109      1.1%           2386      0.7%
   $25,000  to  $29,999......             5814         2.2%             4197      1.4%           2205      1.0%
   $30,000  to  $34,999......             8511         3.3%             5635      1.9%           4307      1.3%
   $35,000  to  $39,999......            10630         4.1%             7639      2.6%           5586      1.7%
   $40,000  to  $44,999......            12311         4.7%             9341      3.2%           7188      2.2%
   $45,000  to  $49,999......            13312         5.1%            10564      3.6%           8558      2.7%
   $50,000  to  $59,999......            30004        11.5%            24180      8.2%          20048      6.2%
   $60,000  to  $74,999......            48889        18.8%            43288     14.7%          36560     11.4%
   $75,000  to  $99,999......            58265        22.4%            67672     23.0%          65173     20.3%
  $100,000  to $124,999......            23749         9.1%            47167     16.0%          55859     17.4%
  $125,000  to $149,999......            14437         5.5%            22180      7.5%          39514     12.3%
  $150,000  to $174,999......             8360         3.2%            14440      4.9%          20477      6.4%
  $175,000  to $199,999......             4426         1.7%             9005      3.1%          13890      4.3%
  $200,000  to $249,999......             4565         1.8%             8489      2.9%          13824      4.3%
  $250,000  to $299,999......             2525         1.0%             4528      1.5%           7273      2.3%
  $300,000  to $399,999......             2209         0.8%             3985      1.4%           6123      1.9%
  $400,000  to $499,999......              774         0.3%             1877      0.6%           3018      0.9%
  $500,000  or More..........             1011         0.4%             1795      0.6%           3298      1.0%
Median Housing Value.........            71951                         87584                   101280

--------------------------------------------------------------------------------------------------------------------

          1996 Estimates and 2001 projections produced by Claritas Inc.
                 Copyright 1996   Claritas Inc.   Arlington, VA

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HealthCare Property Appraisers of America, Inc.

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(MSA 640) Austin et al, TX

                                                           (Weight: 100.0%)
                                                              (Page 5 of 7)

                        Senior Life Report


Household                                                           Household
Type and Relationship                         Population 65+        Type and Relationship       Population 65+
--------------------------------------     ------------------      -----------------------     -----------------
Total  .............................       118932     100.0%
 In Family Households...............        76731      64.5%       In Nonfamily Hhlds.....     34665      29.1%
  Householder.......................        41913      35.2%       Male Householder.......      6313       5.3%
  Spouse  ..........................        26552      22.3%         Living Alone.........      6016       5.1%
  0ther Relative....................         7971       6.7%         Not Living Alone.....       297       0.2%
  Nonrelative  .....................          295       0.2%       Female Householder.....     27621      23.2%
                                                                     Living Alone.........     26971      22.7%
In Group Quarters ..................         7536       6.3%         Not Living Alone.....       650       0.5%
  Institutionalized ................         7468       6.3%       Nonrelative............       731       0.6%
  Other  ...........................           68       0.1%



                                          ----------Spec. Owner-Occ Units------------
Monthly Owner Costs as a                             by Age of Householder
Percent of 1989 HH Inc.                      Total Units                65 Yrs +
------------------------------------      -----------------         -----------------
Total ..............................      265533     100.0%         54523      100.0%
 Less than 20% .....................      142585      53.7%         36794       67.5%
 20 - 24% ..........................       42457      16.0%          4691        8.6%
 25 - 29%  .........................       29576      11.1%          3234        5.9%
 30 - 34%  .........................       16459       6.2%          2312        4.2%
 35% or More  ......................       32733      12.3%          6874       12.6%
 Not computed  .....................        1723       0.6            618        1.1%



                                         ---------Spec. Renter-Occ Units------------
Gross Rent as Percent                                by Age of Householder
of 1989 HH Income                            Total Units                 65 Yrs +
------------------------------------     -----------------          ----------------
Total ..............................     196952     100.0%          15331     100.0%
 Less than 20%......................      68657      34.9%           2501      16.3%
 20 - 24% ..........................      32154      16.3%           1438       9.4%
 25 - 29% ..........................      22700      11.5%           1610      10.5%
 30 - 34% ..........................      15061       7.6%           1418       9.2%
 35% or More  ......................      49972      25.4%           6821      44.5%
 Not computed  .....................       8408       4.3%           1543      10.1%



                                         ---------- Occupied Housing Units ---------
Attribute                                   Total Units                 65 Yrs +
------------------------------------     -----------------         -----------------
Owner Occupied Units  ..............      307407     60.7%          62673      80.0%
Renter Occupied Units ..............      198874     39.3%          15634      20.0%

Complete Plumbing Facil ............     504727      99.7%         78080       99.7%
Lacking Plumbing Facil  ............       1554       0.3%           227        0.3%

With Telephone  ....................     472743      93.4%          76638      97.9%
No Telephone  ......................      33538       6.6%           1669       2.1%

One or More Vehicles ...............     479818      94.8%          67305      86.0%
No Vehicles Available  .............      26463       5.2%          11002      14.0%


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HealthCare Property Appraisers of America, Inc.

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The Trinity Hills Manor, Benbrook, Texas
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(MSA 2800) Fort Worth et al. TX

                                                            (Weight:  100.0%)
                                                                (Page 6 of 7)

                               Senior Life Report


                                           ------------------1990 Households by Age of Householder------------------
Poverty Status by Household Type                   Total                      Age 65-74                 Age 75 +
------------------------------------        -------------------            ---------------          ----------------
Total............................           506663       100.0%            46697    100.0%          29150     100.0%
   Married Couple Family.........           296992        58.6%            25057     53.7%           9600      32.9%
   Other Family..................            66328        13.1%             4470      9.6%           2786       9.6%
     Male Householder............            15772         3.1%              791      1.7%            590       2.0%
     Female Householder..........            50556        10.0%             3679      7.9%           2196       7.5%
   Nonfamily.....................           143343        28.3%            17170     36.8%          16764      57.5%
     HHer Living Alone...........           119548        23.6%            16587     35.5%          16400      56.3%
     HHer Not Living Alone.......            23795         4.7%              583      1.2%            364       1.2%

   Above Poverty.................           454006        89.6%            41305     88.5%          23216      79.6%
     Married Couple Family.......           282026        55.7%            24090     51.6%           8883      30.5%
     Other Family................            51558        10.2%             3752      8.0%           2324       8.0%
       Male Householder..........            13757         2.7%              717      1.5%            497       1.7%
       Female Householder........            37801         7.5%             3035      6.5%           1827       6.3%
   Nonfamily.....................           120422        23.8%            13463     28.8%          12009      41.2%
     HHer Living Alone...........           100809        19.9%            13063     28.0%          11741      40.3%
     HHer Not Living Alone.......            19613         3.9%              400      0.9%            268       0.9%

   Below Poverty.................            52657        10.4%             5392     11.5%           5934      20.4%
     Married Couple Family.......            14966         3.0%              967      2.1%            717       2.5%
     Other Family................            14770         2.9%              718      1.5%            462       1.6%
       Male Householder..........             2015         0.4%               74      0.2%             93       0.3%
       Female Householder........            12755         2.5%              644      1.4%            369       1.3%
   Nonfamily.....................            22921         4.5%             3707      7.9%           4755      16.3%
     HHer Living Alone...........            18739         3.7%             3524      7.5%           4659      16.0%
     HHer Not Living Alone.......             4182         0.8%              183      0.4%             96       0.3%


          1996 Estimates and 2001 projections produced by Claritas Inc.
                Copyright 1996    Claritas Inc.    Arlington, VA


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HealthCare Property Appraisers of America, Inc.

The Trinity Hills Manor, Benbrook, Texas
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(MSA 2800) Fort Worth et al. TX

                                                            (Weight:  100.0%)
                                                                (Page 7 of 7)

                               Senior Life Report


                                           -------------Civilian Noninstitutionalized Persons Age 16+ ---------------
Mobility and Disability                            Total                       Age 65+                  Age 75+
----------------------------------         --------------------           ----------------          -----------------
Persons..........................          1005642       100.0%           111464    100.0%          40400     100.0%
   With Mblty or Care Lmts.......            55065         5.5%            22501     20.2%          13353      33.1%
     Mobility Limits Only........            18229         1.8%             9573      8.6%           6023      14.9%
     Self Care Limits Only.......            21762         2.2%             4324      3.9%           1713       4.2%
     Both Limits.................            15074         1.5%             8604      7.7%           5617      13.9%
   No Mblty or Care Limits.......           950577        94.5%            88963     79.8%          27047      66.9%

   With a Work Disability........           101215        10.1%            38247     34.3%
     In Labor Force..............            31730         3.2%             2067      1.9%
       Employed..................            27524         2.7%             1814      1.6%
       Unemployed................             4206         0.4%              253      0.2%
     Not in Labor Force..........            69485         6.9%            36180     32.5%
      Prevented from Working.....            59439         5.9%            31835     28.6%
      Not Prevented from Wrk.....            10046         1.0%             4345      3.9%
   No Work Disability............           904427        89.9%            73217     65.7%
     In Labor Force..............           695970        69.2%            13756     12.3%
       Employed..................           657627        65.4%            13260     11.9%
       Unemployed................            38343         3.8%              496      0.4%
     Not in Labor Force..........           208457        20.7%            59461     53.3%



          1996 Estimates and 2001 projections produced by Claritas Inc.
                   Copyright 1996 Claritas Inc. Arlington, VA


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HealthCare Property Appraisers of America, Inc.

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(MSA 640) Austin et al, TX

                                                                (Page 1 of 2)
                                                             (Weight: 100.0%)

                        1990 Demographic Overview Report

Population        1361034              Housing Units          569183            Median Age         30.9
Households        506663               Group Quarters         22323             Median HH Inc      32113
Families          363320               Avg. HH Size            2.64             Median Value       71390
Vehicles          913902



Income in 1989                                Household                 Family                   Non-Family
-------------------------------------      ----------------         ---------------          ------------------
Less than $5,000  ....................       25906       5.1%         11902      3.3%          14842       10.4%
  $5,000 to   $9,999 .................       34915       6.9%         15161      4.2%          20596       14.4%
 $10,000 to  $12,499 .................       21179       4.2%         11943      3.3%          10033        7.0%
 $12,500 to  $14,999 .................       19294       3.8%         11144      3.1%           8384        5.8%
 $15,000 to  $17,499 .................       23404       4.6%         14135      3.9%           9669        6.7%
 $17,500 to  $19,999 .................       20900       4.1%         13171      3.6%           7940        5.5%
 $20,000 to  $22,499 .................       25015       4.9%         15835      4.4%           9384        6.5%
 $22,500 to  $24,999 .................       19880       3.9%         13236      3.6%           6741        4.7%
 $25,000 to  $27,499 .................       23130       4.6%         15293      4.2%           7773        5.4%
 $27,500 to  $29,999 .................       19272       3.8%         13661      3.8%           5374        3.7%
 $30,000 to  $32,499 .................       24178       4.8%         16986      4.7%           7235        5.0%
 $32,500 to  $34,999 .................       17419       3.4%         12994      3.6%           4236        3.0%
 $35,000 to  $37,499 .................       20784       4.1%         15852      4.4%           4772        3.3%
 $37,500 to  $39,999 .................       15757       3.1%         12252      3.4%           3332        2.3%
 $40,000 to  $42,499 .................       19545       3.9%         15229      4.2%           4096        2.9%
 $42,500 to  $44,999 .................       13658       2.7%         11242      3.1%           2258        1.6%
 $45,000 to  $47,499 .................       15325       3.0%         12852      3.5%           2289        1.6%
 $47,500 to  $49,999 .................       12269       2.4%         10349      2.8%           1547        1.1%
 $50,000 to  $54,999 .................       25195       5.0%         21692      6.0%           3190        2.2%
 $55,000 to  $59,999 .................       19223       3.8%         16829      4.6%           2084        1.5%
 $60,000 to  $74,999 .................       41843       8.3%         37676     10.4%           3540        2.5%
 $75,000 to  $99,999 .................       28147       5.6%         25420      7.0%           2275        1.6%
$100,000 to $124,999 .................       10056       2.0%          9164      2.5%            776        0.5%
$125,000 to $149,999 .................        3810       0.8%          3454      1.0%            317        0.2%
$150,000 or More  ....................        6559       1.3%          5848      1.6%            660        0.5%

Aggregate Income ($Mil)..............       20033                    16292                      3563
Median Income........................       32113                     37571                    20055
Average Income.......................       39539                     44844                    24860



                                     Persons                                              Persons
Educational Attainment            25 Yrs & Over            Employment Status          16 Yrs & Over
-----------------------------    ---------------          ----------------------  -------------------
Less than 9th Grade               64521     7.6%            In Labor Force          733793     71.5%
9th - 12th Grade, No Dip         113675    13.4%            Civilian                727700     70.9%
High School Graduate             218889    25.9%            Employed                685151     66.8%
Some College, No Degree          210166    24.8%            Male                    379127     36.9%
Associate Degree                  49691     5.9%            Female                  306024     29.8%
Bachelor's Degree                137142    16.2%            Unemployed               42549      4.1%
Graduate/Prof. Degree             52391     6.2%            Not in Labor Force      292405     28.5%


------------------------------------------------------------------------------------------------------


      Source: 1990 Census of the Population and Housing Summary Tape File 3
              Copyright 1996     Claritas Inc.     Arlington, VA


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HealthCare Property Appraisers of America, Inc.

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(MSA 640) Austin et al, TX

                                                                (Page 2 of 2)
                                                             (Weight: 100.0%)


                                             Employed                                                Employed
Industry                                   Persons 16+          Occupation                          Persons 16+
------------------------------------     ---------------       ---------------------             ------------------
Agriculture/Forest/Fish ...........        8669    1.3%        Managerial/Prof. Spec             185985       27.1%
Mining  ............. .............        4267    0.6%        Exec/Admin/Managerial.             91348       13.3%
Construction.......................       43898    6.4%        Prof. Specialty                    94637       13.8%
Manufacture-Nondurable.............       37659    5.5%        Tech./Sales/Admin. Sup            238180       34.8%
Manufacture-Durable ...............      100281   14.6%        Technician and Related             29132        4.3%
Transportation  ...................       48447    7.1%        Sales                              89080       13.0%
Communication/Pub. Util ...........       19630    2.9%        Administration. Support           119968       17.5%
Wholesales Trade ..................       34931    5.1%        Service Occupation                 80269       11.7%
Retail Trade ......................      118150   17.2%        Private Household                   2601        0.4%
Finance/Ins/Real Estate............       47931    7.0%        Protective Service                 10731        1.6%
Business & Repair Serv.............       37879    5.5%        Other Service                      66937        9.8%
Personal Services  ................       20951    3.1%        Farming/Forestry/Fish               7983        1.2%
Entertain/Recreation ..............        9655    1.4%        Precision/Craft/Repair.            81188       11.8%
Professional & Related.............      128692   18.8%        Operator/Fab./Laborer              91546       13.4%
Health Services  ..................       44163    6.4%        Mach.Op/Assem./Insect              43102        6.3%
Educational Services...............       44857    6.5%        Trans. & Material Move             23754        3.5%
Other Professional  ...............       39672    5.8%        Laborers                           24690        3.6%
Public Administration .............       24111    3.5%



Transportation to Work                     Workers 16+            Travel Time to Work             Workers 16+
------------------------------------    ---------------           ----------------------      -------------------
Drive Alone  ......................     546858    80.9%           Less than 10 Minutes         92516       13.7%
Carpooled  ........................      91666    13.6%           10 to 19 Minutes            210318       31.1%
Public Transportation .............       4297     0.6%           20 to 29 Minutes            155627       23.0%
All Other .........................      33240     4.9%           30 Minutes or More          217600       32.2%



                                            Occupied                                              Occupied
Units In Structure                      Housing Units            Year Structure Built         Housing Units
-----------------------------------     ---------------          ---------------------       ------------------
1-Detached  .......................     329006    65.0%            1989 To March 1990          6896        1.4%
1-Attached  .......................      14901     2.9%            1985 To 1988               77123       15.2%
2  ................................      12375     2.4%            1980 To 1984              103557       20.5%
3 or 4 ............................      19158     3.8%            1970 To 1979              117651       23.2%
5 to 9 ............................      30203     6.0%            1960 To 1969               75692       15.0%
10 To 19 ..........................      35793     7.1%            1950 To 1959               68315       13.5%
20 to 49  .........................      20664     4.1%            1940 To 1949               31234        6.2%
50 or More  .......................      14109     2.8%            1939 or before             25813        5.1%
Other  ............................      30073     5.9%            Median Year Built 1974



                                           Occupied                                                 Occupied
Year Hhlder Moved In                     Housing Units             Vehicles Available:            Housing Units
-----------------------------------     ---------------            --------------------         -----------------
1989 To March 1990  ...............     147606    29.2%             None                         26463       5.2%
1985 To 1988  .....................     153425    30.3%             1                           168882      33.4%
1980 To 1984  .....................      68667    13.6%             2                           218940      43.2%
1970 To 1979  .....................      73760    14.6%             3                            68773      13.6%
1960 To 1969 ......................      35609     7.0%             4                            17675       3.5%
1959 or Before ....................      27214     5.4%             5 or More                     5548       1.1%

------------------------------------------------------------------------------------------------------------------


     Source: 1990 Census of the Population and Housing, Summary Tape File 3
               Copyright 1996     Claritas Inc.     Arlington, VA


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HealthCare Property Appraisers of America, Inc.

The Trinity Hills Manor, Benbrook, Texas
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                                                 MARKET AREA AND NEIGHBORHOOD


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                                          36

                                  NEIGHBORHOOD

                                     [Picture]










                                     [Picture]

                                  NEIGHBORHOOD

                                     [Picture]










                                     [Picture]

                                  NEIGHBORHOOD

                                     [Picture]










                                     [Picture]

                                  NEIGHBORHOOD MAP

                                        [Map]

The Trinity Hills Manor, Benbrook, Texas
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                          MARKET AREA and NEIGHBORHOOD

MARKET AREA

The overall market area served by The Trinity Hills Manor covers a wide geographic range. The proximity of the subject facility to its supporting population base (i.e., prospective residents and their families) is important to its successful operation. Prospective residents consider the distance from their homes and neighborhoods, but also the distance from their families and established support services (e.g., doctors, therapists). Proximity to the subject facility may be less important for government subsidized residents, who often have fewer choices and limited input in the selection process. Financially independent residents can afford to be selective about their living accommodations, but are often more concerned about the availability and quality of services. After considering a wide range of facts pertaining to the subject market and neighborhood, we believe the subject property's market area to include all of Southwest Fort Worth.

NEIGHBORHOOD

Most communities tend toward groupings of consistent land uses, with areas devoted to the various uses termed "physical neighborhoods." Neighborhood use in this context can be further defined as: "A portion of a larger community, or an entire community, in which there is a homogeneous grouping of inhabitants, buildings, or business enterprises. Inhabitants of a neighborhood usually have a more than casual community of interests and a similarity of economic level or cultural background. Neighborhood boundaries may consist of well defined natural, political or man-made barriers, or they may be, more or less, defined by distinct changes in land use or in the character of the inhabitants."

Frank Ramsey of HealthCare Property Appraisers of America, Inc. inspected the subject property and its neighborhood on March 21, 1997; all comments should be considered to be relative to the date of inspection.


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

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The subject neighborhood is located approximately one-half mile west from the center of the Central Business District of Benbrook, Texas. All of the neighborhood lies within the municipal limits of Benbrook. Benbrook is considered to be a bedroom community of the Dallas/Fort Worth Metroplex. We consider the subject neighborhood to include the area lying south of 1-20, north of the Benbrook City Limits, east of the Benbrook City Limits, and west of Park Center Street.

The area is mixed in nature. The various property types found in this neighborhood are distributed approximately as follows:

    Single-Family                       30%
    Multifamily                          5%
    Commercial/Retail                   25%
    Office                               5%
    Institutional                        5%
    Light Industrial                    10%
    Undeveloped                         20%
                                       ----
    Total                              100%


Single-family residential structures, which constitute approximately 30% of the neighborhood, appear to be 5 to 35 years in age. Typical homes range in size from 1,100 to 1,800 square feet with home values generally ranging from $55,000 to $90,000. Homes are well maintained and exhibit considerable pride of ownership. Typical neighborhood residents are considered as being in a middle income bracket. Owner occupancy in the neighborhood is considered to be approximately 80%. Single family homes in the neighborhood were primarily one story brick structures of average to slightly above average construction situated on small city lots.

Multifamily properties, which make up approximately 5% of this neighborhood, are approximately ten years in age and well maintained. They serve a part of the multifamily market best described as lower medium income tenants. Multi-family hosing in the immediate neighborhood was somewhat limited consisting of two unnamed small two story frame complexes of average quality.

Retail structures constitute approximately 25% of the neighborhood and consist of freestanding retail and strip shopping centers. They are well maintained and occupancy appears to be full. Typical properties/tenants include Blockbuster Video, Dairy Queen, Auto Zone and numerous small local


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retail outlets located in small strip centers. Ample retail shopping with most national chains represented is available a short drive time from the subject.

Office buildings represent approximately 5% of the neighborhood, typically consist of single story structures. They are approximately 10 to 15 years in age, and rated good in maintenance and condition. Typical office occupants include local professional and business offices many located in nearby strip centers.

Institutional structures comprise approximately 5% of the neighborhood. They consist of the Benbrook City hall, Chamber of Commerce and police station. These structures are approximately 25 to 35 years in age and well-maintained. Churches of several denominations are within a five minute drive of subject. The nearest hospitals are Charter Hospital, Oak Bend Hospital, All Saints Hospital and Harris Methodist Hospital. All are located approximately three miles east from the subject along Bryant Irvin Road.

Parks and recreational facilities consist of the Dutch Branch Park and Pelam Valley Park, one mile south from the subject.

Industrial properties, include small auto repair shops and min-storage facilities and represent approximately 10% of the neighborhood. They are approximately five to ten years in age and well maintained. These properties for the most part are warehouse facilities. They present no noise or odor problems and are innocuous visually. These industrial properties do not have an adverse influence on the neighborhood.

The subject property is joined by a Blockbuster Video across Cozby Street on its north side; an Auto Zone Auto parts store on its south side; an auto repair shop across Hwy 377 on its west side; and single family homes typical of the area across McKinley on its east side. Streets in the neighborhood are primarily paved and with curbs, gutters, and storm drains.


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The neighborhood has good access to the area's major traffic artery, Hwy 377.
Hwy 377 is a north/south highway through Benbrook providing access to 1-20, 1/2 mile north. 1-20 provides access to the Dallas/Ft. Worth Metroplex.

The area receives water and sewer service from the city of Benbrook. Electricity, gas and telephone services are provided by local utility companies.

The subject property is considered to be in general conformity with other properties in the neighborhood. The appearance and reputation of this area generally is considered to be good, and the property values in the area appear to be stable. We expect that trend to continue over the next few years.

Neighborhoods generally evolve through a pattern of growth and development. They evolve from vacant, unimproved land through slow growth, steady to rapid growth, reach a built-up or stagnant phase, and then begin to decline, with various plateaus and modernization periods along the way. In that continuum of growth, development and aging, the subject neighborhood is currently considered to be built up and stable with no significant development observed.

A neighborhood's population make-up can dramatically affect the success of a Nursing Home. As in all real estate, the economics of the immediately surrounding population affect the ability of The Trinity Hills Manor to market its real estate and services. The subject neighborhood's population make-up would have an average appeal to a self-pay oriented market.

In summary, this neighborhood is considered to be primarily a middle-class residential area with neighborhood shopping along traffic arteries.

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                                                                    SITE DATA
-------------------------------------------------------------------------------



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                                    SITE DATA

LOCATION: The Trinity Hills Manor site is located at 1000 McKinley Street, approximately one-half mile west from the Benbrook City Hall.

PHYSICAL CHARACTERISTICS: The subject is a corner lot with approximately 300 front feet along the northwest side of McKinley Street, approximately 150 front feet along the south side of Cozby Street and approximately 300 front feet along the east side of US Hwy 377. It is slightly rectangular in shape and contains approximately 80,586 sf of gross area based on public records.

ZONING: According to the City of Benbrook, the subject property is zoned E-PD, Commercial (Planned Development) by the City of Benbrook. The subject property was constructed prior to zoning of the area. The subject improvements are considered to be a legal, non-conforming use.

TOPOGRAPHY: The subject site lies at street grade. General area topography is level. The subject site is basically level and cleared. Drainage appears adequate.

SOIL ANALYSIS: Mineral deposits, if any, were disregarded by the appraiser. No soil analysis has been prepared as a part of this report. However, considering the number and type of existing improvements on surrounding sites, it is assumed the subject property has sufficient soilbearing qualities for any type building or construction that might be contemplated thereon. Soil and subsoil appear to be the sandy loam typically found in this part of Texas. It is assumed that soils at the site are generally of medium plasticity, with shrink/swell potential typical of the area. Soil conditions in this part of Benbrook do not appear to have limited land development.

EASEMENTS AND ENCROACHMENTS: Our site inspection of The Trinity Hills Manor revealed no adverse easements or encroachments. This property is subject to typical street and


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utility easements. It should be noted that we would defer to competent legal counsel for verification of these and all other legal matters.

ACCESS: Access to the site is considered good. It has one access point from Cozby Street, a paved two-lane street and off street parking along McKinley Street.

VISIBILITY: The site's visibility is rated good from US Hwy 377, Cozby Street, and McKinley Street.

DRAINAGE/FLOOD ZONE: According to National Flood Certification Services, Inc., the subject property is located on a National Flood Insurance Program Map (NFIP) designated flood hazard area. It is found on Community Panel #48439CO390H, dated 08/02/95 in an area designated as Zone X. A copy of their certification is located in the addenda of this report. This Zone generally refers to: "Areas of 500-year flood; areas of 100-year flood with average depths of less than one foot or with drainage areas less than one square mile; and areas protected by levees from 100-year flood".

UTILITIES: The site is served by all municipal utilities and services including water, sewage, police and fire protection. Gas, telephone and electricity are provided by public utility firms.

TRAFFIC ARTERIES: The site has good proximity to major traffic arteries. It adjoins U.S. 377, a NE/SW four-lane highway/commercial strip through Benbrook. U.S. 377 provides access to I-20, 3/4 mile north. 1-20 connects to the Dallas/Ft. Worth highway network.

TAXES: Juanita Golston in the tax assessor's office reported that the subject's real estate tax identification number is 09707859. The tax assessor's reported tax value for real estate is $1,000,000 and the assessed value is the same. The tax assessor's reported tax value for personal property is $94,562 and the assessed value is the same. The tax rate for the combined city county and school is $2.803663 per $100 of assessed value. The county shows no personal property listed; however the county and school assessment for personal property was used in

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the following calculations. This indicates an annual tax of $30,687.83 for the subject property, calculated as follows:


Real Estate Tax Assessment         X          Tax Rate        =       Annual Taxes
-----------------------------                ----------               ------------
       $1,000,000                  X         $.02803663       =        $28,036.63

Personal Property Assessment
-----------------------------
        $ 94,562                   X         $.02803663       =        $ 2,651.20
                                                                       ----------
TOTAL                                                         =        $30,687.83


                              HIGHEST AND BEST USE

The Appraisal Standards Board, in Standards Rule 2-2 (a) (ix) calls for a report to contain the appraiser's opinion of Highest and Best Use unless considered unnecessary as in certain types of appraisals, e.g., Value in Use appraisals. This requirement calls for the appraiser to "describe the appraiser's opinion of the highest and best use of the real estate, WHEN SUCH AN OPINION IS NECESSARY AND APPROPRIATE. If an opinion is considered necessary, the reasoning in support of the opinion must also be described in the depth and detail required by "ITS SIGNIFICANCE TO THE APPRAISAL.""

We believe the subject property is of a type that generates a significant part of its value from, or is strongly affected by its business component. Removal of the subject's business component and reduction to real estate only would dramatically change the subject's utility and marketability. Consequently, alternative uses are of little interest to potential purchasers of the subject who are almost exclusively interested in its Value in Use or Going Concern Value. Accordingly, we believe an opinion of Highest and Best Use is unnecessary as permitted by USPAP 2-2 (a) (ix).

We realize that some report reviewers may disagree with our opinion as to the lack of necessity for stating and supporting Highest and Best Use. Therefore, we offer below out opinion, and


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support in such depth and detail as we believe is "required by the significance to the appraisal" of this item which is rarely, if ever, considered by a potential purchaser of this type property.

The Highest and Best Use of land is that use which may be reasonably expected to produce the greatest net return to the land over a given period of time. Moreover, it is that legal use which will yield to the land the highest present value which is economically feasible, legally permissible and maximally productive. The Highest and Best Use analysis is the basis for the final conclusions drawn in this report.

Land is valued as though it were unimproved and available for whatever use would produce the maximum return. Improved property is valued according to the extent to which the improvements are consistent with the Highest and Best Use of the site as if unimproved. The Highest and Best Use of the total properties "as improved" is often determined to be different from the Highest and Best Use of the land when considered as though "unimproved" and available for development. In most cases, the existing use will continue until the land value under its Highest and Best Use exceeds the total value of the property in its existing use. As long as improvements contribute to the land, they constitute the Highest and Best Use.

HIGHEST AND BEST USE - UNIMPROVED

Legal uses for the subject land, if unimproved, include: Apartments, Offices, Commercial Retail, Single-family Residential, Condominiums and Nursing Homes.

The site's physical characteristics of this site, i.e., size, shape, terrain, etc. would permit the following uses: Apartments, Retirement Apartments, Offices, Commercial Retail, Single-family Residential, Condominiums and Nursing Homes.

Our market analysis indicates there could be sufficient demand in the general marketplace and in this specific location for the following uses: Apartments, Offices, Commercial Retail and Nursing Homes.


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The following might be economically feasible: Apartments, Offices, Commercial
Retail and Nursing Homes.

The most probable and reasonable uses for the subject property, if unimproved, might include development of: Apartments, Offices, Commercial Retail and Nursing Homes.

When considering the subject site as an unimproved tract of land, and after considering all alternative uses, it is the appraiser's opinion that Nursing Home use would be the Highest and Best Use: (a) at this time, (b) after a time period sufficient to allow completion of any necessary improvements and (c) at the time of estimated stabilized occupancy.

HIGHEST AND BEST USE - AS IMPROVED

There are uses other than the current one that would give an attractive return to this land. However, there is no alternative use that would yield a large enough return to justify removal or substantial renovation of the existing structure. The subject improvements are functional in size, layout and utility and do not contain any depreciation of sufficient amount; the cost of an alternative use would not be justified. The subject property has operated for several years as a Nursing Home and has developed a reputation which, in this market, assures reasonable occupancy. Staffing appears adequate and no unresolvable operational problems were uncovered. It would appear that this operation is successful and is giving a good return to the underlying land. The underlying land value does not warrant the demolition of the present subject building improvements.

The appraiser considered several alternative uses for the land underlying The Trinity Hills Manor. No alternative utilization other than for a Nursing Home was considered likely to give a higher return in the immediate future. Therefore, the use contemplated by our study; i.e., Nursing Home use, is considered to be in conformity with the subject property's Highest and Best Use As Improved.


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                                                  DESCRIPTION OF IMPROVEMENTS
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                         DESCRIPTION OF IMPROVEMENTS

Long-term care facilities must be designed with specific needs in mind. Typical residents frequently have partially impaired vision, hearing, sense of touch, mobility, agility, and orientation to time and place. To compensate for a decrease in ability to distinguish colors, brightness, and depth perception, developers need to emphasize bright colors against neutral backgrounds and bold prints. There is also a need for increased interior and exterior lighting, prevention of glare, and an emphasis on different color carpets to distinguish stairs from floors. To compensate for decreased overall hearing ability, reduced capability to discern high pitched sounds, and inability to discriminate normal conversation from background noises, developers need to emphasize amplifiers on telephones, PA systems, smoke detectors, installation of alarm systems with flashing lights, and sound-absorbing materials in areas promoting socialization. To deal with poor mobility and agility, including the use of wheelchairs, canes and walkers, developers need to be cognizant of the length of halls, chairs versus benches, smooth walking surfaces, wide halls and doorways for wheelchairs, automatic sliding doors, the placement of handrails usable by both wheelchair and ambulatory residents, and special kitchen and bathroom arrangements. Decreased sensitivity to touch and circulation requires an awareness of the increased need for and ease of adjustment in heating/cooling for the private areas, and attention to the environmental tactile question in general. Poor orientation to time and place and memory loss can be assisted by environmental cues such as different colored floors, culturally familiar designs, activity boards, and large clocks. A well-designed facility for the disabled will incorporate many or all of these features. The subject property includes a number of these features.

Frank Ramsey of HealthCare Property Appraisers of America, Inc. made an inspection of the subject property on March 21, 1997. The following description of improvements describes the buildings as they appeared to our inspector on the date of inspection.


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SUBJECT IMPROVEMENTS

The subject site was improved with a one-story building utilized as The Trinity Hills Manor. The structure's initial completion date is scheduled for 1971. It is irregular in shape. The appraiser considers the subject building structure to contain a functional area of approximately 31,750 sf or 279 sf per bed. The subject is a brick veneer structure with a gabled shingle roof. It is built slab-on-grade on a level site. It is functional in design and is well maintained.

The structure appraised contains all of the functional spaces typically found in buildings designed for Nursing Home occupancy including offices, lobby, physical therapy, beauty shop, kitchen and dining area, laundry, nurses' stations, public and employee baths, and bedrooms. The dining room is capable of seating all residents at once; so that meals are served at one sitting per meal. The structure has a total possible utilization of 115 beds and is configured for 114 beds.

The subject's physical structure appears to be of good quality construction and amenities. The physical plant has average appeal to potential residents and families with sufficient financial resources to be selective in their choice of a facility.

The property being appraised is assumed to contain a gross building area of approximately 31,750 sf.

No Physical Deterioration-Curable (deferred maintenance) was observed. The structure contains no Functional Obsolescence and the facility is considered to be functional and modern. No External Obsolescence is noted.

The Effective Age of the structure is 25 years, and the Remaining Economic Life is considered to be 25 years. Architecture and layout are considered typical for a Nursing Home and appears in conformity with the community.



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Following is a topical outline of the major improvements:

SITE PREPARATION: The building site was cleared, graded and prepared for construction.

FOUNDATION:  Foundation consisted of concrete bearing walls.

FRAME:  Frame was mill-type wood.

FLOOR STRUCTURE:  Floor structure is concrete on ground.

FLOOR COVERING: Floor covering consisted of carpet on pad, ceramic tile, quarry tile, and vinyl composition tile.

CEILING: The ceiling was acoustical, organic fiber in suspended ceiling; gypsum board, taped and painted; with insulation.

INTERIOR CONSTRUCTION:  Interior construction was framed.

PLUMBING: All patient bathrooms are two- or three-fixtured china/porcelain fixtures including chrome hardware, grab bars and other invalid aids. Individual bathtubs and showers feature non-slip surfaces, grab bars, shower hoses and non-ambulatory lifts. The property's plumbing is adequate. Fifty-six rooms share a half-bath (toilet) with an adjoining room.

SPRINKLER:  The structure was fully sprinklered.

HEATING, COOLING, VENTILATION: The property is heated with a package heating and cooling system. Residents' rooms are air-conditioned with thru-the-wall heat pump units with electrical resistance heating coils.



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ELECTRICAL: Fully wired and lighted with three-phase wiring, adequate to provide lighting and power for all equipment operation including fluorescent and incandescent lighting, reading lights over each bed, nurse call system, fire alarm system, and intercom system. There is one diesel generated, with a KW rating of 30.

EXTERIOR WALLS: Exterior walls were wood or steel stud walls with face brick veneer and insulation.

ROOF STRUCTURE:  Roof structure is wood joists with composition deck.

ROOF COVER:  Roof cover is composition shingle roof cover.

PARKING: Parking and drives of 2" plant mix asphalt on a crushed stone base. Marked parking areas.

DOORS & WINDOWS: Interior doors are solid core; windows are single-hung in aluminum frame.

EQUIPMENT: Specialized equipment necessary for operation as a Nursing Home facility has been considered in valuing the subject property. Included in this category are institutional kitchen equipment, stainless steel sinks, food preparation counters, ovens, stoves, dishwashers, walk-in coolers and freezers, exhaust fans and grease traps.

Laundry equipment includes two Wascomat brand washers and three Huebech dryers rated average in condition.

Kitchen equipment includes one Cleanware dishwasher, one Nor-Lake walk-in freezer, one Nor-Lake walk-in cooler, one unnamed freestanding cooler and one Southbend range/oven rated average in condition.



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ROOM FURNISHINGS:  Include a bed, night stand, chair and retractable privacy curtain.

WALKS & DRIVES: Walks are approximately 41" wide and constructed of 2 1/2" concrete.

LANDSCAPING:  Rated good. The lawn is well established.




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                                                          COST APPROACH TO VALUE
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                         COST APPROACH TO VALUE

The Cost Approach is frequently a reliable indicator of a property's value. The Principle of Substitution dictates that The Trinity Hills Manor will be worth no more than the cost to reproduce improvements with equal utility on an equally desirable site. Conversely, in an active building market, most properties are usually worth at least as much as their cost to reproduce. Otherwise, developers would not be building comparable buildings.

The initial step in the Cost Approach was the estimation of land value. The appraiser next estimated the current construction costs to replace subject's building improvements. The appraiser also considered the possible existence of the three types of depreciation: Physical Deterioration, Functional Obsolescence, and External Obsolescence.

To estimate the actual construction cost of the improvements, the appraiser consulted with various contractors and architects familiar with this type construction. We also have personal knowledge of comparable structures which have been built and are familiar with their actual costs. Finally, we checked with Marshall and Swift Valuation Service to ascertain the current cost factors for this type construction in Benbrook.




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                             Site Valuation

There are several methods which appraisers may use to estimate vacant land values. These methods include the direct sales comparison, allocation, land residual technique, direct capitalization of ground rent, and the land development method. The direct sales comparison method is based upon the principle of substitution. This is the best method whenever adequate quantities of verified comparable sales data is available. We have used both the direct sales comparison and allocation methods. For Nursing Home sites, the land residual or land development methods are not a reliable indicator of value.

Direct Sales Comparison

The direct sales comparison technique is based on the economic principle of substitution. This principle states the value of a property tends to be fixed by the costs of acquiring an equally desirable substitute property with the same or similar utility and physical characteristics. Comparisons are made between the property appraised and the sales of similar properties which have occurred in the marketplace. Typically, units of comparison are derived such as a sales price per square foot, sales price per front foot, or sales price per building unit. In the case of an apartment property, the economic indicator might be cost per apartment, whereas in the case of a nursing home, the unit of value would be cost per patient bed. The comparables are adjusted to reflect similarities and dissimilarities of each to the subject for such characteristics as location, time of sale, existing market conditions, and the physical characteristics of the property. The adjusted sales prices of the comparables then become an indication of value for the subject. In the case of the subject, we have looked to properties with similar zoning and land use which have sold within the Benbrook area.

The comparable sales utilized in this analysis are summarized in the land sales summary and the adjustment grid which follow this section. A complete description of the individual sales used is also included within this section.




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

                            LAND SALE #1

LOCATION:                                                     7600 Bellaire Dr

BUYER:                                                        St. Peter's Orthodox Church

SELLER:                                                       Oakmont Land Investors

CONFIRMATION:                                                 K.L.H.

DATE OF SALE:                                                 09/28/95

SIZE:                                                         3.2200 Acres

ZONING:                                                       Commercial

SALE PRICE:                                                   $110,000

TERMS:                                                        Cash to Seller

COST/UNIT:                                                    $34,162/Acre

COMMENTS:                                                     Future 12,000 to 14,000 sf church planned



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


                                     LAND SALE #2
LOCATION:                                                     W/S Oakmont, 90' S. of Oakbend

BUYER:                                                        Certus Corporation

SELLER:                                                       Oak Ben partners, LP

DATE OF SALE:                                                 04/16/96

SIZE:                                                         1.2650 Acres

ZONING:                                                       Commercial

IMPROVEMENTS:                                                 Vacant

SALE PRICE:                                                   $110,204

TERMS:                                                        Cash to Seller

COST/UNIT:                                                    $87,120/Acre

COMMENTS:                                                     All utilities; purchased for construction of 16
                                                              unit retirement center.




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

                                                   LAND SALE #3

LOCATION:                                                     W/S Oakmont Blvd at Oakbend

BUYER:                                                        Bruce H. Weiner

SELLER:                                                       Oak Bend Partners, LP

DATE OF SALE:                                                 05/21/96

SIZE:                                                         2.2551 Acres

ZONING:                                                       Commercial

SALE PRICE:                                                   $156,000

TERMS:                                                        Cash to Seller

COST/UNIT:                                                    $69,176/Acre

COMMENTS:                                                     All utilities available, purchased for future
                                                              construction of pediatric dental office and
                                                              another professional office building.



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


                                                   LAND SALE #4
LOCATION:                                                     S/C Southwest Blvd & Crossland Road

BUYER:                                                        Herbert & Maline Singer Living Trust

SELLER:                                                       City of Benbrook

DATE OF SALE:                                                 08/12/96

SIZE:                                                         4.5 Acres

ZONING:                                                       Commercial

TOPOGRAPHY:                                                   Gently Sloping

SALE PRICE:                                                   $215,273

TERMS:                                                        Cash to Seller

COST/UNIT:                                                    $47,838/Acre

COMMENTS:                                                     Purchased for commercial development.  Tact
                                                              included 4.93 acres, however 0.43 are in Crosslands
                                                              Road ROW.  All utilities available.


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

                                                   LAND SALE #5
LOCATION:                                                     W/S Oakmont Blvd, 1,000' MW of Bryant Irvin Road

BUYER:                                                        H. Dustin Filimore, K. Marvin Adams

SELLER:                                                       Oakmont Land Investors

DATE OF SALE:                                                 10/02/96

SIZE:                                                         2.3892 Acres

ZONING:                                                       Commercial

SALE PRICE:                                                   $217,000

TERMS:                                                        Cash to Seller

COST/UNIT:                                                    $90,826/Acre

COMMENTS:                                                     All utilities available; purchased for future
                                                              construction of law office building.



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
                                       LAND SALES SUMMARY & ADJUSTMENT GRID

----------------------------------------------------------------------------------------------------------------------------
Comparison #                     Subject
Address                           1000                     No. 1                    No. 2                    No. 3
                                McKinley               7601 Bellaire             W/S Oakmont        W/S Oakmont at Oakbend
                              Benbrook, TX             Fort Worth, TX          Fort Worth, TX           Fort Worth, TX
----------------------- -------------------------- ----------------------- ------------------------ ------------------------


   SITE DATA
Size (SF)                        80,586                   140,263                  55,102                   98,233
Size (Acres)                      1.85                      3.22                    1.26                     2.26
Zoning                            None                      Com                      CD                       E/F
Topography                        Level                    Level                    Level                    Level
Utilities                          All                      All                      All                      All
Corner                             No                        No                      No                       No

   SALE DATA
Reported Sale Price                                       $110,000                $110,204                 $156,000
Sale Price/SF                     $0.00                    $0.78                    $2.00                    $1.59
Sale Price/Acre                    $0                     $34,162                  $87,120                  $69,176
Transaction Type                  ----                     Closed                  Closed                   Closed
Rights Conveyed                   ----                   Fee Simple              Fee Simple               Fee Simple
Financing Terms                   ----                      Cash                    Cash                     Cash
         Adjustment               ----                      ----                    ----                     ----
Condition of Sale                 ----                  Arm's Length            Arm's Length             Arm's Length
                                                            ----                    ----                     ----

Recorded Sale Date                ----                      9/95                    4/96                     5/96
         Adjustment               ----                      ----                    ----                     ----
Location                          ----                    Inferior                 Similar                  Similar
         Adjustment               ----                      35%                     ----                     ----
Size                              ----                     Larger                  Similar                  Similar
         Adjustment               ----                      25%                     ----                     ----
Zoning                            ----                    Similar                  Similar                  Similar
         Adjustment               ----                      ----                    ----                     ----
Topography                        ----                    Similar                  Similar                  Similar
         Adjustment               ----                      ----                    ----                     ----
                                  ----                    Similar                  Similar                  Similar
Frontage/Visability               ----                     ----                     ----                     -10%
         Adjustment
Utilities                         ----                    Similar                  Similar                  Similar
         Adjustment               ----                      ----                    ----                     ----
Adjstd Price/Sq Ft                                         $1.32                    $2.00                    $1.59
  Avg Price/Sq Ft                                          $1.57
 Adjstd Price/Acre                                        $57,648                  $87,120                  $69,176
  Avg Price/Acre                                          $68,435








                                       LAND SALES SUMMARY & ADJUSTMENT GRID

----------------------- -------------------------- -----------------------
Comparison #                                                No. 5
Address                           No. 4             W/S Oakmont 1000' NW
                         S/C SW Blvd & Crossland        of Irvin Rd.
                              Benbrook, TX             Fort Worth, TX
----------------------- -------------------------- -----------------------
   SITE DATA
Size (SF)                        196,020                  104,073
Size (Acres)                      4.50                      2.39
Zoning                             CD                        F
Topography                        Level                    Level
Utilities                          All                      All
Corner                             No                        No

   SALE DATA
Reported Sale Price             $215,273                  $217,000
Sale price/SF                     $1.10                    $2.09
Sale Price/Acre                  $47,838                  $90,826
Transaction Type                 Closed                    Closed
Rights Conveyed                Fee Simple                Fee Simple
Financing Terms                   Cash                      Cash
         Adjustment               ----                      ----
Condition of Sale             Arm's Length              Arm's Length
                                  ----                      ----

Recorded Sale Date                8/96                     10/96
         Adjustment               ----                      ----
Location                         Similar                  Similar
         Adjustment               ----                      ----
Size                             Larger                   Similar
         Adjustment                25%                      ----
Zoning                           Similar                  Similar
         Adjustment               ----                      ----
Topography                       Similar                  Similar
         Adjustment               ----                      ----
                                 Similar                  Similar
Frontage/Visability               ----                      ----
         Adjustment
Utilities                        Similar                  Similar
         Adjustment               ----                      ----

  Adjstd Price/Sq Ft              $1.37                    $2.09
   Avg Price/Sq Ft
  Adjstd Price/Acre              $59,798                  $90,826
   Avg Price/Acre





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The Trinity Hills Manor, Benbrook, Texas
--------------------------------------------------------------------------------



Reconciliation of Comparable Sales

The comparables have already been adjusted to the subject in respect to location, size, zoning, topography, comer influence, and utilities. The unadjusted sales prices range from $34,162 to $90,826 per acre. After the adjustments, the comparables form a tighter range of $57,648 to $90,826 per acre. The average adjusted price per acre was $68,436. Typically, the comparables which have the least adjustments are most representative of the subject. Accordingly, it is our opinion that the subject 80,586 sf site has a market value of $125,000 or $67,568 per acre.

Considering the land sales data available and prices being paid by developers of Nursing Homes in similar communities, we estimate the land value of the site supporting the building and improvements to be $125,000.

This represents the following value per indicator:


         Land Value Per Acre                                                                  $67,568/Acre
         Land Value Per Unit (bed/apt)                                                          $1,096/bed
         Land Value as % of Project Cost                                                             3.39%

         SITE VALUE                                                                               1125,000





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                                 Building Costs

This appraisal firm compiles construction cost data on new and proposed facilities throughout the United States. The hard construction costs vary considerable depending upon geographical location and quality of improvements. To estimate the Replacement Cost of The Trinity Hills Manor, the appraiser utilized the Segregated Cost Method of cost estimating. This method is designed to give separate consideration to all the major construction components of a building. Many parts of a building, such as floor, ceiling and lighting, increase in cost directly as the floor area of the building increases. Other building costs vary with relation to parameters other than the floor area. However, most costs can be related to floor area, wall area, roof area, or sometimes an individual count of unit installations.

To facilitate the application of these individualized costs, they are grouped so that all costs related to floor area can be added together and applied to the total floor area, all wall area costs can be added together and applied to the wall area, and all roof costs can be applied to the ground floor or roof area.

The appraiser utilized the Marshall and Swift Valuation Service, which is the most widely recognized cost estimating manual in the world. This manual separates each type of building by occupancy, type of construction, and quality. It also makes adjustments for current cost factors on a monthly update basis.

Using the Marshall and Swift Valuation Service, the appraiser selected the particular construction characteristics of The Trinity Hills Manor building improvements and selected the appropriate quantity cost factors and adjustments.

Using the computer program, a Replacement Cost New of subject's building improvements as well as individual estimates of depreciation for each component item were developed. The computer calculations included all Direct Costs. The Marshall and Swift Valuation Service includes

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architectural fees, loan interest and some other minor Indirect Costs. It specifically excludes some of the costs of doing business, or Indirect Costs, which we have estimated as follows:

Taxes                                                                0.4%
Marketing                                                            0.4%
Loan Points and Fees                                                 2.0%
Legal                                                                0.5%
Accounting                                                           0.2%
Government Licensure & Permits                                       4.5%
Working Capital                                                      4.0%
                                                                     ----
Total Indirect Costs                                                12.0%

Our estimate of Indirect Costs and Developer's Profit and Overhead were based on a percentage of Total Cost-New (depreciated at the same rate as the building improvements). The Total Cost-New includes not only Direct Cost of construction, as developed by the Marshall and Swift Valuation Service, but also the cost of land, furniture, fixtures and equipment.

The Developer's Profit and Overhead was estimated at 15% of the Total Cost-New. As an alternative to investors, Baa Bonds are currently yielding seven to eight percent. The developer's profit should be higher than the Baa Bond rate as it is somewhat riskier.

HealthCare Property Appraisers of America, Inc. compiles cost data on furniture, fixtures and equipment budgets for facilities like subject. A summary of some of the more recent transactions follows:

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

                                         NURSING HOME EQUIPMENT COST DATA

                                                                               PRICE OF           COST OF
DATE SOLD              CITY              STATE               # BEDS              FF&E             FF&E/BED
---------              ----              -----               ------              ----             --------

 05/92            Clearwater              FL                   120              $210,000           $1,750
 02/90            Fluvanna                VA                    60              $225,000           $3,750
 03/90            Goochland               VA                    72              $250,000           $3,472
 04/92            Decaturville            TN                    60              $210,000           $3,500
 02/92            Charlotte               NC                   120              $420,000           $3,500
 05/92            Asheville               NC                   120              $420,000           $3,500
 01/92            Virburnum               MO                    60              $120,000           $2,000
 09/91            Corrigan                TX                    90              $160,000           $1,778
 09/91            Wells                   TX                    96              $168,000           $1,750
 09/91            Brownwood               TX                   130              $230,000           $1,769
 10/91            Port Orange             FL                   120              $600,000           $5,000
 07/91            Orange City             FL                   120              $600,000           $5,000
 05/91            Covington               TN                   196              $350,000           $1,786
 02/91            Melbourne               FL                   120              $315,000           $2,625
 04/91            Whites Creek            TN                    97              $280,000           $2,887
 07/92            Casper                  WY                   120              $350,804           $2,923
 07/92            Palm City               FL                   116              $650,000           $5,603
 07/92            Ashland                 TN                    90              $260,000           $2,889
 02/94            Lychburg                VA                   100              $380,000           $3,800
 06/93            Ashland City            TN                    90              $260,000           $2,889
 05/94            Hilo                    HI                   120              $490,000           $4,083
 12/95            Dyer                    TN                   120              $400,000           $3,333
                                                                                                   ------
                                                                         Average                   $3,163
                                                                         Minimum                   $1,750
                                                                         Maximum                   $5,603

After considering the geographical location, size, and quality of the subject property, we believe a cost new of $3,500 per unit to be appropriate. This indicates a personal property value for the subject as follows:

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

            FF&E COST NEW                             # OF INCOME                      FF&E COST NEW
              (PER UNIT)                  X         GENERATING UNITS         =            (TOTAL)
              ----------                            ----------------                      -------

            $3,500                      X               114 Beds             =            $399,000

Our on-site inspection of The Trinity Hills Manor did not reveal any obvious Physical Deterioration-Curable (deferred maintenance). Overall, the property appeared to be well maintained and only normal maintenance situations were observed. Physical Deterioration-Incurable, caused by natural aging of the building structure in existing buildings, was estimated by the Marshall & Swift Valuation Service based upon a data bank of sold depreciated properties.

The depreciation section of the Marshall and Swift Valuation Service is primarily designed to measure Physical Deterioration-Incurable only. It does not measure Physical Deterioration-Curable, i.e., Deferred Maintenance, or any loss in value due to Functional Obsolescence that might be found in the specific subject property, or External Obsolescence that might exist in the subject neighborhood. The Marshall and Swift Valuation Service calculations are based upon analysis of actual sales data from a large number of properties of subject's type that have been sold within the last year. These sales prices, after deletion of personal property and land values, are compared to construction cost figures for new and similar properties. The resulting depreciation estimate by the Marshall and Swift Valuation Service will not exactly equal depreciation when calculated on an age-life basis (which is basically an accounting method that has little or nothing to do with the market place.) The Marshall and Swift market data method is considered to be a more refined and accurate method as it is based on actual data from the market.

The real estate is functional in all respects and considered to be competitive with Nursing Homes being constructed today. Therefore, no Functional Obsolescence was deducted.

Our inspection of the neighborhood and the surrounding properties did not reveal any situations which would detract from subject's value. Therefore, no deduction was made for External Obsolescence.

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Our physical inspection of the subject indicated that the personal property,
i.e. furniture, fixtures and equipment, is generally in good condition relative to its age. We have assumed an average useful life of ten years and an effective age of 5 years, indicating depreciation of 50% (5 years divided by 10 years).

Depreciation on the personal property is estimated as follows:

            FF&E COST NEW               X            % DEPRECIATED                 =      DEPRECIATION
            -------------                            -------------                        ------------

            $399,000                    X                     50%                  =             $199,500

Following is a component breakdown of Replacement Costs for the improvements and depreciation:

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OCCUPANCY:  CONVALESCENT HOSPITAL

CLASS:  D Frame                                         COST RANK:  3.0 Above Average
EFFECTIVE AGE:  25 Years                                CONDITION:  3.0 Excellent
NUMBER OF STORIES:  1.0                                 AVERAGE STORY HEIGHTS:  10.0
FLOOR AREA:  31,900 Sq. Ft.                             COST AS OF:  3/97

--------------------------------------------------------------------------------------------REPLACEMENT COST
COMPONENT                                               UNITS            COST             NEW             DEPR
-----------------------------------------------------------------------------------------------------------------
EXCAVATION & SITE PREPARATION
   Site Preparation.................................    31,900             0.20            6,380            3,637
FOUNDATION:
   Concrete, Bearing walls..........................    31,900             1.64           52,316           29,820
FRAME:
   Wood, Mill Type..................................    31,900             3.76          119,944           68,368
FLOOR STRUCTURE:
   Concrete on Ground...............................    31,900             2.84           90,596           51,640
FLOOR COVER:
   Carpet and Pad...................................       957             3.35            3,206            1,827
   Tile, Ceramic....................................     1,595             8.35           13,318            7,591
   Tile, Quarry.....................................       638             8.35            5,327            3,036
   Vinyl Composition Tile...........................    28,710             1.53           43,926           25,038
   SUBTOTAL.........................................                                      65,777           37,492
CEILING:
   Acoustical, Organic Fiber........................     1,595             1.36            2,169            1,236
   Suspended Ceiling................................     1,595             1.17            1,866            1,064
   Gypsum Board, Taped & Paint......................    30,305             1.22           36,972           21,074
   SUBTOTAL.........................................                                      41,007           23,374
INTERIOR CONSTRUCTION:
   Interior Construction, Framed....................    31,900            17.85          569,415          324,567
PLUMBING:
   Plumbing.........................................    31,900             9.06          289,014          164,738
FIRE PROTECTION:
   Sprinklers.......................................    31,900             1.73           55,187           31,457
HEATING AND COOLING:
   Package Heating & Cooling........................    28,710             5.04          144,698           82,478
   Window Heat Pump.................................        10            1,084           10,840            6,179
   SUBTOTAL.........................................                                     155,538           88,657
ELECTRICAL:
   Electrical.......................................    31,900            10.22          326,018          185,830
   Standby Generator, Diesel........................        30              523           15,690            8,943
   SUBTOTAL.........................................                                     341,708          194,773
EXTERIOR WALL:
   Face Brick Veneer................................    22,330            15.53          346,785          197,667
   Insulation.......................................    22,330             0.50           11,165            6,364
   SUBTOTAL.........................................                                     357,950          204,031
ROOF STRUCTURE:
   Wood Joists, Composition Deck....................    31,900             4.03          128,557           73,277
ROOF COVER:
   Composition Shingle..............................    31,900             1.35           43,065           24,547
SUBTOTAL SUPERSTRUCTURE.............................    31,900            72.62        2,316,454        1,320,378

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

--------------------------------------------------------------------------------------------REPLACEMENT COST
COMPONENT                                               UNITS            COST             NEW             DEPR
-----------------------------------------------------------------------------------------------------------------

YARD IMPROVEMENTS:
   Paving, Asphalt..................................    31,900             1.83           58,377           33,275
-----------------------------------------------------------------------------------------------------------------
TOTAL...............................................                                   2,374,831        1,353,653
ARCHITECT'S FEES....................................       7.0%                          165,447           94,305
-----------------------------------------------------------------------------------------------------------------
REPLACEMENT COST NEW................................    31,900            79.63        2,540,278
DEPRECIATION........................................     (43.0%)                      (1,092,320)
DEPRECIATED COST....................................                                                    1,447,958
-----------------------------------------------------------------------------------------------------------------
ROUNDED TO NEAREST $100                                                                2,540,300        1,448,000
Cost Data by MARSHALL & SWIFT


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
                            SUMMARY OF COST APPROACH


Bldg. Improvements - Replacement Cost                                                               $2,540,300
Indirect Costs                                                                                         367,716
Developer's Profit & Overhead @15%                                                                     459,645
                                                                                                    ----------
Total Costs:                                                                                        $3,367,661

Less Depreciation:
  Physical Deterioration - Curable                                             $0
  Physical Deterioration - Incurable
   Replacement Costs
                                                                        1,092,320
  Physical Deterioration - Incurable
   Indirect Costs                                                         158,117
  Physical Deterioration - Incurable
   Devel. Profit & Overhead                                               197,646
Functional Obsolescence                                                         0
External Obsolescence                                                           0
                                                                       ----------
Total Depreciation                                                                                   1,448,082
                                                                                                    ----------
 Depreciated Value                                                                                  $1,919,579
Land Value                                                                                          $  125,000
                                                                                                    ----------
Market Value -- Real Estate                                                                         $2,044,579
Add Furniture, Fixtures, Equipment                                       $399,000
 Less Depreciation                                                        199,500
                                                                         --------
Depreciated Value of FF&E                                                                           $  199,500
                                                                                                    ----------

MARKET VALUE OF REAL & PERSONAL

MARKET VALUE OF REAL & PERSONAL PROPERTY
  By Cost Approach
                                                                                                    $2,244,079
                                                                               (R)                  $2,240,000
                                                                                                    ----------
                                                                                                    ----------

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                   INCOME CAPITALIZATION APPROACH TO VALUE
------------------------------------------------------------------------------



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                     INCOME CAPITALIZATION APPROACH TO VALUE

To estimate The Trinity Hills Manor's Market Value through the Income Capitalization Approach, the appraiser estimated the total gross income the project will generate by: (a) studying local and regional markets, (b) considering the economic feasibility of the project itself, and (c) considering competing projects and the underlying demand for this type facility.

From the total Gross Income estimate was deducted an estimate for Vacancy and Credit Loss. Even developments with extremely heavy demand usually experience some loss of rent due to "down time," when living units are re-decorated between residents. In addition, there are generally some bad debt losses in most projects. The appraiser also deducted an estimate of all Expenses the typical property owner might expect to incur. From this Net Operating Income estimate, the appraiser processed an estimate of the property's Market Value. This process is known as Capitalization and is simply a conversion of Net Operating Income into Market Value.

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                                  GROSS INCOME

A Nursing Home's Effective Gross Income is determined by three factors: (a) various daily charge rates, (b) payor type mix or census and (c) occupancy rate. Daily charge rates vary significantly from property to property, reflecting the services offered and the various payor sources. To develop an accurate estimate of revenue, the appraiser typically interviews the facility's administrator, financial officers and the reimbursement specialist. Due to the confidential nature of this assignment, these interviews as well as detailed financial statements were not available. The appraiser was furnished and has analyzed the last year's profit and loss statement. Our revenue for a stabilized year was projected by inflating the historical revenue by 5%.

SUBJECT

The Trinity Hills Manor is licensed by the state for 114 Skilled Care (SNF), and Intermediate Care (ICF) beds. The subject property is certified in accordance with federal regulations pursuant to the Social Security Act as a provider of Medicaid (Title XIX) Services for 114 beds and is certified for Medicare. It is currently configured and operated with 114 beds, with a maximum physical potential of 115 beds. The subject can potentially operate with 5 private beds and 110 semiprivate beds.

Texas Medicaid Reimbursement Rates

During the 1995 Legislative Session, the Texas legislature passed a law that requires adoption of state standards for Medicaid that match federal standards; establishes an informal dispute resolution process at the Texas Department of Human Services (TDHS) regional and central offices; allows for formal, binding arbitration of disputes over penalties relating to deficiencies assessed to nursing facilities; and ensures that evidence used in court is supported by surveyor testimony.

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Texas recently received matching public and private funding to create a blueprint for a demonstration project in which Medicare and Medicaid services would be integrated. Capitated rates would be paid to managed care plans for providing acute, primary and long-term care services to people aged 65 and over. The state is planning the project with consulting help from HCFA, health care related state agencies, managed care organizations, and providers, and has applied for the necessary waiver from HCFA to implement it. One of the goals of the plan is to decrease the need for institutional care in nursing homes. In addition, the Texas Department of Human Services recently instituted a state-wide a program to divert skilled nursing patients into alternative home- and community-based care settings. The state is funding the program with money appropriated by the Texas legislature. Currently, 71.8 percent of the nursing home residents in Texas are Medicaid beneficiaries.

Medicaid

Texas Medicaid currently uses a modified flat rate "resident-specific" prospective reimbursement scheme with a case-mix component. Under this scheme, residents are classified into one of 11 Texas Index of Level Effort (TILE) groups on the basis of the services that they need. Rates are prospective and based on the average and/or median costs of all facilities, depending on the cost center, projected forward. Rates can either increase or decrease if corrections to the economic assumptions used would change the rate by more than 2%. Rates can also be reduced if the Texas Department of Human Services is facing budgetary problems, but not by more than an adjustment factor. The first division among TILE groups is a clinical classification based on the following groups: heavy care, rehabilitation, clinically unstable, and clinically stable. Each group is subdivided by the resident's Activities of Daily Living (ADL) scores in three areas: their ability to eat, to transfer, and to toilet themselves. Except for those residents in the lowest acuity TILE level, resident reassessments are performed at least every 180 days. Patients are assigned to the highest TILE level for which they are eligible. Each of the TILE groups has its own fixed weight, based on the amount of resources required by the patients in that category. Each patient's assigned TILE weight is annually adjusted by the state's weighted case-mix index to arrive at a standardized weight. In 1996, these weights ranged from 0. 6109 to 2.1277.
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Statewide per diem rates are based on three cost centers: patient care (which includes the costs of nursing, social services, activities, training, laundry, and housekeeping); general administrative, and dietary; and the Capital Asset Use Fee. Reimbursement for the patient care component is based on the weighted average costs of all facilities projected forward, and adjusted by a factor equal to 7% of the component. Once the average case mix per diem is calculated, the rate for each TILE group is calculated by adjusting the patient care per diem by the case mix weight for each TILE group, and adding the patient care component to the sum of the general, administrative, and dietary component and the capital use fee. Reimbursement for the general, administrative, and dietary component is based on the median cost of all facilities projected forward, and adjusted by a factor equal to 7% of the component. For adjustment calculation purposes, this component has a minimum occupancy rate equal to the lower of the average state rate or 85 percent of the component. The capital use fee is based on the most recent local county tax assessment of a building (as reported on the cost report) and land. The capital use fee is calculated using one of two methods. The first method uses the per-bed appraised value for the 80th percentile to construct the property component. The value is then multiplied by a 14 percent use rate to determine the dollar value of the component. The second method sets the dollar value of the component equal to the previous year's capital use fee inflated by one year using the Implicit Price Deflator for Personal Consumption. The state selects the lower of the two calculated capital use fees to be used for reimbursement purposes. In 1996, this component averaged of $5.49 per diem. The patient care cost component, on the other hand, ranged from $23.01 to $80.13 in 1996, while the general, administrative, and dietary component was fixed at $23.30. There is an add-on available for ventilator-dependent patients in certain TILE levels.

Overall rates are set equal to the sum of the adjusted and trended average and/or median per diem allowable costs for each of the components for all nursing facilities in the state. In 1996, overall per diem rates ranged from $51.80 to $108.92, depending on the TILE level. The weighted average per diem rate for all TILE levels in 1996 was $66.45.

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Certificate of Need
-------------------

In 1985, the Texas Health Care Commission (the agency that issued CONs) was abolished, and a moratorium on additional nursing home beds was established. In March 1992, the state modified the moratorium to limit bed growth only for facilities that received approval for participation in the Medicaid program before March 1992. The moratorium allows exceptions for facilities that have maintained a minimum occupancy rate of at least 90% and are located in counties where the occupancy rate has remained at or above 85%, during each of the six months prior to the facility's application for a Medicaid contract. Such facilities may add up to 10 beds or 10% of their existing beds, whichever is less, every two years. Facilities with fewer than 60 beds may also add up to 60 beds. The state also holds open solicitation periods, lasting no longer than 30 days, during which potential contractors (hospitals or nursing homes) located in high-occupancy areas may ask to participate in a random-selection process for additional beds. The state defines a high-occupancy area as a county in which the occupancy rate has exceeded a 90% threshold during the six months before the open solicitation period. The moratorium further allows for a few other specific exceptions. The state currently has a large supply of beds of which an estimated 90% are Medicaid-certified. The occupancy rate among certified beds, currently 77%, is one of the lowest in the country. (The Guide to the Nursing Home Industry, 1996 by HCIA Inc. and Arthur Andersen LLP).

After discussions with appropriate state agencies, the appraiser believes the property owner will be able to continue operating the subject facility as a nursing home. The reader is cautioned that the appraiser is not an expert on nursing home or medicaid matters and this critical assumption should be confirmed by legal counsel. If this assumption is not accurate it could have a dramatic impact on the property's value.

OCCUPANCY

The appraiser researched occupancy of this type facility on a national, state and local basis. National statistics indicate long-term care facilities are experiencing a nationwide occupancy of

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91.0%. Texas's Department of Human Resources' most recent survey indicated a statewide occupancy of 84%. The twelve month statement we reviewed indicates the subject had occupancy last year of approximately 83.3%.

CENSUS or PATIENT/RESIDENT MIX
------------------------------

The appraiser researched census-mix (the ratio of various payor types) in the market area. Patient distribution between government reimbursed programs and privately funded sources varies from state to state and facility to facility. Statewide factors contributing to a high self-pay census-mix include the existence of a Certificate of Need "CON" program, social factors, the state's restrictiveness on qualifying residents, statewide occupancy, and the adequacy of the state's reimbursement program. Texas is considered medium in these areas. Factors contributing to a high, self-pay census-mix in an individual facility in Texas include reputation, quality of care, facility's age, participation in the Medicare program, competitiveness of rate structure, and therapeutic programs offered. The subject rates medium in these areas.

The subject is currently experiencing the following census breakdown by payor:

                      Medicaid          +          Medicare   +        Self-pay   =       Total
                      --------                     --------            --------           -----
Current Census
   Breakdown             66.8%          +           13.1%     +          20.1%    =        100%

We believe a potential purchaser would project a stabilized nonmedicaid (self pay, VA, medicare) ratio of 20% for the immediately foreseeable future.

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The Trinity Hills Manor, Benbrook, Texas
------------------------------------------------------------------------------

REVENUE SUMMARY

The appraiser reviewed the subject's historical operating statements to compare the reasonableness of our projections. Management's operating statements indicated an Effective Gross Revenue of:

1996                                                                  $3,240,834

After studying actual historical financial statements, the operator's projections, comparable rates, occupancy and census-mix, the appraiser projected the subject's Effective Gross Revenue. The appraiser inflated the most recent income by 5% and estimated an Effective Gross Revenue of:

Appraiser's Effective Gross Revenue:                                  $3,402,876


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

The Trinity Hills Manor, Benbrook, Texas
------------------------------------------------------------------------------

                                    EXPENSES

To estimate expenses for the subject, the appraiser reviewed the last 12 month operating statement from the subject.

The subject is not operating at a profit if a management fee of 5% is deducted. This appears to be for several reasons, i.e., low occupancy (only 83%) and high expenses related to the lessee's rehabilitation program. We were unable to dissect the lessee's financial statement to isolate income or expenses relative to the ancillary program versus room and board revenue. However, we can tell that extraordinary expenses have been attributable to those programs. In our analysis, we have stabilized Healthcare expenses in line with industry percentages and total expenses at 90% which is in line with Texas averages for nursing homes.

Healthcare Department expenses include all those services required to provide nursing and/or personal care and all ancillary and therapy services. Stabilized staffing includes: directors of nursing (DON), ward clerks, therapists, social services, in-service coordinator, activities director, activities staff, registered nurses, licensed practical nurses and certified nursing assistants.

Healthcare Expenses
-------------------

                                                        $                                 %
                                                     Annual                             EGI
                                                     ------                             ---

1996 Historical                                      $1,828,916                         56%
Appraiser's Stabilized                               $1,599,352                         47%

Administrative and general expenses include salaries for administrators, secretaries, clerks and bookkeepers. Expenses also include payroll benefits, taxes, insurance, state provider or licensure fees (if applicable), phone, legal, accounting management, transportation, miscellaneous and supplies.

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The Trinity Hills Manor, Benbrook, Texas
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Administrative Expenses
-----------------------

                                                        $                                %
                                                     Annual                             EGI
                                                     ------                             ---

1996 Historical                                      $845,869                           26%

Appraiser's Stabilized                               $816,690                           24%

The Dietary Department provides food service for patient/residents and staff and is an important ingredient in the subject's overall marketing package. The facility provides three meals a day, seven days a week. Stabilized staffing includes: dietician/food service managers, cooks and server/helpers.

Dietary Expenses
----------------

                                                        $                                 %
                                                     Annual                             EGI
                                                     ------                             ---

1996 Historical                                      $297,269                           9%

Appraiser's Stabilized                               $306,259                           9%

Housekeeping and Laundry expenses include salaries for: directors of housekeeping and laundry, housekeepers and laundry workers.

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The Trinity Hills Manor, Benbrook, Texas
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Housekeeping and Laundry Expenses
---------------------------------

                                                       $                                 %
                                                     Annual                             EGI
                                                     ------                             ---
1996 Historical                                      $159,200                           5%

Appraiser's Stabilized                               $170,144                           5%

Maintenance expenses include all those necessary to operate and maintain the physical plant. Staffing includes: maintenance manager, skilled maintenance personnel and unskilled personnel. This category covers all day-to-day repairs, periodic repainting and cosmetic work and lawn and service contracts.

Maintenance Expenses
--------------------

                                                        $                                 %
                                                     Annual                             EGI
                                                     ------                             ---
1996 Historical                                      $167,894                           5%

Appraiser's Stabilized                               $170,144                           5%

Total Expenses
--------------

                                                        $                                 %
                                                     Annual                             EGI
                                                     ------                             ---
1996 Historical                                      $3,299,148                         102%

Appraiser's Stabilized                               $3,062,588                         90%

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The Trinity Hills Manor, Benbrook, Texas
------------------------------------------------------------------------------

Following is the appraiser's reconstructed pro forma operating statement with stabilized income and expenses for subject property:

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                    RECAP OF HISTORICAL VS STABILIZED INCOME

                                            12
                                            MOS              APPRAISER'S
                                            1996             STABILIZED
                                            ----             ----------
Eff. Gross Income                          $3,240,834        $3,402,876
Less Expenses *
   Healthcare Unit                         $1,828,916        $1,599,352
   Administration                            $845,869          $816,690
   Dietary                                   $297,269          $306,259
   Housekeeping/Laundry                      $159,200          $170,144
   Maintenance                               $167,894          $170,144
                                           ----------        ----------
Fixed/Operating Exps                       $3,299,148        $3,062,588
                                           ----------        ----------
NET INCOME                                   ($58,314)         $340,288

------------------------------------------------------------------------------
* Some expenses may have been eliminated as non-recurring or reclassified to facilitate comparison with the appraiser's estimates and may not match historical statements.

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HealthCare Property Appraisers of America, Inc.                            83

                                      [Chart]

The Trinity Hills Manor, Benbrook, Texas
------------------------------------------------------------------------------

                                 CAPITALIZATION

Most investors, in determining what price they would pay for The Trinity Hills Manor, begin with the net income (estimated in the preceding section). This net income is converted into a value estimate by means of capitalization; the overall capitalization rate is simply the ratio of net income to value.

The typical investor, when selecting his desired rate of return (or overall capitalization rate), considers: (a) the term for which he will hold the property and (b) his initial cash investment. The investor's initial equity is his actual downpayment at the time of purchase. His return is considered to be all of the income stream during the holding period and the cash he receives when he sells the property. The investor's equity may increase due to loan amortization and is further affected by appreciation or depreciation in property value.

Most investors consider the actual yield on equity more important than yield on purchase price. Today's market requires an after tax yield of 10% to 25%, depending upon the property type and the degree of risk.

The appraiser developed a Capitalization Rate using both a Direct Capitalization method and a Yield Capitalization method.

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The Trinity Hills Manor, Benbrook, Texas
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DIRECT CAPITALIZATION

Long Term Care Facility Sales
-----------------------------

Capitalization rates on typical investment type real estate currently range from 8% to 10%. Historically, properties like subject, with some Going Concern Value or Special Use characteristics, have commanded an increase in capitalization rate of 1% to 3% over typical investment type property.

                             Summary Nursing Home Facility Sales

                                       OCCU-       PRVT       SF/       SP/       SP/                 CAPT
                  UNITS       AGE      PANCY        PAY      UNIT        SF      UNIT      EGIM       RATE
                  -----       ---      -----        ---      ----        --      ----      ----       ----

Averages           166         16        86%        42%      283       $103     $30150     1.33      14.1%
Total Facilities    30

The data suggests a current rate of 13.5% to 14.5% (adjusted for today's market).

YIELD CAPITALIZATION
--------------------

Mortgage Equity Analysis
------------------------

The appraiser prepared a Mortgage Equity Analysis and developed a Weighted Average Capitalization Rate sufficient to service the mortgage debt and equity position. The Appraisal Foundation publishes a monthly of mortgage interest rates derived from a survey of major institutional investors in the U.S. Although interest rates for Nursing Homes are not included in the survey, lenders advise that a premium of 1% to 3% should be added to the general apartment rate to reflect the increased risk for any property containing some Going Concern Value.
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To develop an Overall Capitalization Rate by Band of Investment, Mortgage -
Equity, we assumed a first mortgage of 75% loan to value and 10.25% interest rate, amortized over 25 years. Nursing Home lenders confirm this criteria would be currently acceptable. The Equity Yield Rate was estimated at 25%. The appraiser consulted with two major purchasers of this type property, who reported that this return is sufficient to attract equity capital.

The weighted average does not reflect equity buildup from mortgage amortization during the holding period. Mortgage amortization would accrue to the equity position and satisfy part of the owner's yield requirements. To reflect this, the appraiser deducted an appropriate rate from the weighted average. The mortgage amortization rate is calculated by multiplying the loan to value ratio, times the portion of the loan that will be paid off at the end of the holding period; this product is multiplied by the Sinking Fund Factor at the equity yield rate.

The weighted average rate does not incorporate the value appreciation or depreciation that can be anticipated for this type property in this location over the investment period. Studies show that well located real estate will appreciate in value at a rate at least equal to the inflation rate. We have assumed no appreciation or depreciation.


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

                           NATIONAL MARKET INDICATORS


===================================================================================================================================
                                 REGIONAL MALL                       CBD OFFICE                        INDUSTRIAL
                                 -------------                       ----------                        ----------
                           3rd Qtr         Prior Qtr          3rd Qtr         Prior Qtr         3rd Qtr          Prior Qtr
-----------------------------------------------------------------------------------------------------------------------------------

Discount Rate (IRR)a
    Range               10.00%-14.00%    10.00%-14.00%     10.00%-15.00%    10.00%-15.00%     8.50%-14.00%     9.00%-14.00%
    Average                11.56%            11.50%           11.93%           11.99%            11.19%           11.22%
    Change (b.p.)            --                +6               --               -6                --               -3

Overall cap Rate
(OAR)a
    Range               6.25%-11.00%      6.25%-11.00%     7.00%-12.00%     8.00%-12.00%      7.25%-13.00%     7.25%-13.00%
    Average                 8.33%            8.17%             9.47%            9.53%            9.23%             9.23%
    Change (b.p.)            --               +16               --               -6                --                0

Residual Cap Rate
    Range               7.50%-11.00%      7.00%-11.00%     8.25%-12.00%     8.25%-12.00%      8.00%-11.00%     8.00%-11.00%
    Average                 8.71%            8.56%             9.67%            9.67%            9.55%             9.51%
    Change (b.p.)            --               +15               --                0                --               +4

a.  Rate on unleveraged, all-cash
transaction.

-----------------------------------------------------------------------------------------------------------------------------------
                                                        APARTMENT
                                                        ---------
                                                3rd Qtr          Prior Qtr


Discount Rate (IRR)a

    Range                                      10.00%-12.50%     10.00%-12.50%
    Average                                        11.30%           11.35%
    Change (b.p.)                                    --               -5

Overall cap Rate
(OAR)a
    Range                                     8.00%-10.50%     7.50%-10.50%
    Average                                      9.03%             8,98%
    Change (b.p.)                                  --               +5

Residual Cap Rate
    Range                                     8.50%-10.50%     8.00%-10.50%
    Average                                      9.32%             9.39%
    Change (b.p.)                                  --               +3




Definitions:

b.p.:  Basis Points

DISCOUNT RATE (IRR): Internal rate of return on equity in an all-cash transaction, based on annual year-end compounding; formerly termed the Free and Clear Equity RR in the Korpacz Survey.

OVERALL CAPITALIZATION RATE (OAR): Initial cash-on-sale rate of return on the equity investment in an all-cash transaction; formerly termed the Free and Clear Equity Cap Rate in the Korpacz Survey.

RESIDUAL CAP RATE: Overall capitalization rate used in calculation of residual price at conclusion of forecast period.


Source: Korpacz Real Estate Investor Survey. Personal survey of a cross section of major institutional equity real estate market participants conducted in October 1995 by Peter F. Korpacz & Associates, Inc. Published Fall 1996 in Valuation Insights & Perspectives.

The Trinity Hills Manor, Benbrook, Texas
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------
                                                 AS %           X          REQUIRED          =   CAPT.
                                                 OF TOTAL                  ANNUAL                RATE
                                                                           RETURN
-------------------------------------------------------------------------------------------------------

First Mortgage                                   75.00%         X          11.12%            =   8.34%
Equity                                           25.00%         X          25.00%            =   6.25%
Weighted Average                                                                                 14.59%
-------------------------------------------------------------------------------------------------------

LESS CREDIT FOR EQUITY BUILDUP:

---------------------------------------------------------------------------------------------------------------
     LOAN RATIO                X          PART                X          SINKING
                                          LOAN                           FUND FACTOR               =
                                          PAID OFF
---------------------------------------------------------------------------------------------------------------

          75.00%               X          5.63%               X          0.12180                   =      0.51%
---------------------------------------------------------------------------------------------------------------

ADJUSTMENT FOR DEPRECIATION/APPRECIATION:

---------------------------------------------------------------------------------------------------------------
   PLUS DEPRECIATION
   (OR MINUS                                         SINKING FUND                   =
   APPRECIATION)                            X        FACTOR
---------------------------------------------------------------------------------------------------------------

   0.0%                                     X        0.12180                        =            0.00% 1

OVERALL CAPITALIZATION RATE:

                           TOTAL                                                                 14.08%
---------------------------------------------------------------------------------------------------------------


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CAPITALIZATION RATE SUMMARY
---------------------------

The various techniques examined indicated capitalization rates of-

  Direct Capitalization (Sales Data)                                                                13.5% to 14.5%%
  Mortgage Equity                                                                                            14.08%

An overall capitalization rate of 14.00% was selected for our analysis, indicating a value by the Income Capitalization Approach of:

NET INCOME           DIVIDED BY     CAPT. RATE              =          VALUE
----------                          ----------                         -----
$340,288             DIVIDED BY        14.00%               =          $2,430,625

MARKET VALUE OF REAL PROPERTY, PERSONAL
PROPERTY & BUSINESS VALUE                                        (R) $2,430,000

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







                                           SALES COMPARISON APPROACH TO VALUE
-----------------------------------------------------------------------------

The Trinity Hills Manor, Benbrook, Texas
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                       SALES COMPARISON APPROACH TO VALUE

The sales comparison approach is defined as "a set of procedures in which an appraiser derives a value indication by comparing the property being appraised to similar properties that have been sold recently, applying appropriate units of comparison, and making adjustments, based on the elements of comparison, to the sales prices of the comparables. " (This information taken from THE DICTIONARY OF REAL ESTATE APPRAISAL, American Institute of Real Estate Appraisers, second edition.)

In this approach, the market value of the subject is estimated by comparing it to similar properties that have sold recently. This approach is predicated on the direct relationship between subject property's market value and the sale prices of comparable properties. In the case of a Nursing Home, such as the subject, these properties are sold and purchased by investors on a regional and national basis. For selection of comparable properties, we sought recent sales first within Texas and then in the United States.

The accurate application of this approach is based, in part, on the choice of an appropriate unit of comparison, as shown on the summary grid. We extracted from each comparable two physical indicators and one economic indicator. The physical indicators included sales price per revenue-generating unit (beds or apartments) and sales price per square foot. The economic indicator used was an effective gross income multiplier (EGIM). The following section presents information on the sales analysis of comparables for an indicated value of the subject property.

This appraiser interviewed Ms. Fern Chenault, Contract Coordinator in the Department of Human Services Long Term Care Division concerning whether the property owner could operate the subject facility and participate in the state nursing home reimbursement program, in the event the current lessee does not extend the lease. It was the opinion of Ms. Chenault that there are no legal or regulatory requirements that would prohibit the property owner from obtaining a new tenant or management company to operate the nursing home facility. The reader is cautioned that the appraiser is not an expert on nursing home or medicaid matters and


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this critical assumption should be confirmed by legal counsel. If this assumption is not accurate it could have a dramatic impact on the property's value.








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                            Facilities Within State


COMP                               OCCU-   PRIV.   SF/     SP/     SP/              CAPT
#     STATE  DATE   BEDS   AGE     PANCY    PAY    BED     SF      BED     GIM      RATE

1340   TX   Feb 93   302    15      .80    .90     407     112    45364    1.31     .139
1469   TX   Apr 93   270    10      .94    .35     245     112    27500    1.20     .129
1470   TX   Jan 93   195    31      .85            282      66    18500    1.23     .134
1493   TX   Dec 93   101            .96    .27     182     110    20000    1.08     .259
1498   TX   Apr 93   120     4      .80    .43     236     100    23500    1.40     .032
1555   TX   Dec 94   120     7      .98    .37     291     175    50833    2.45     .139
1557   TX   Dec 94   224    18      .90    .96     338     201    67969    2.54     .103
1600   TX   Oct 94   342            .75    .15     220      94    20760    0.91     .105
1635   TX   Jul 95   178     7      .98    .62     345     155    53371    1.72     .087
1636   TX   Jan 95   120     7     1.00    .30     351      98    34333
1637   TX   Jul 95   120     7      .90    .32     271      92    25000    1.03     .178
1638   TX   Jan 94   192     6      .87   1.00     347     101    35000    1.76     .161
1639   TX   Jul 94   120     8      .92    .49     309     113    35000    1.23     .090
1640   TX   Jun 94   100     1      .95            287      81    23250
1641   TX   Sep 94   240     8      .90                           50000
1642   TX   Apr 94   160    22      .98    .25     259      74    19063    0.91     .194
1644   TX   May 94   140     8      .90    .22     262     109    28571    1.18     .188
1645   TX   Dec 93   120    10      .84            249     104    25908    1.58     .164
1646   TX   Dec 93   206     9      .80            277     136    37600
1647   TX   Oct 93   107    25      .94    .30     207     124    25701    1.11     .161
1730   TX   May 94   157     9      .76            387      50    19325
1731   TX   Oct 95    60    12      .76    .95     349     103    35833    1.49     .189
1732   TX   Dec 95   102    21      .75            96       90    17647
1733   TX   Dec 95   169    25      .92    .26     237     117    27751    1.10     .127
1734   TX   Jul 95   181    20      .91    .28     298      87    26000    1.35     .104
1735   TX   Apr 96   178    20      .87    .15     365      73    26764    1.19     .077
1736   TX   Jan 95   166    11      .95            246     123    30120
1737   TX   Jan 95   280    66      .71    .02     314      57    17857
1779   TX   Aug 96   112    31      .54            220      82    18000    0.94     .125
1780   TX   Aug 96   111    35      .84            247      73    18000    0.74     .221

Averages:            166    16      .86    .42     283     103    30150    1.33     .141

Total Facilities:                 30



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

                                COMPARABLE #1779

Property:                                            Oaks Health and Rehabilitation Center

Location:                                            510 North 3rd Street
                                                     Orange, TX

Seller:                                              Continue, Inc.

Buyer:                                               Orange, L.L.C.

Level of Care:                                       NH

Date of Sale:                                        AUG 96

Sale Price:                                          $2016000

Terms:                                               Cash to seller.

Building Notes:                                      Wood and hadite block w/brick veneer and flat built-up tar and gravel roof in average condition

Building Date:                                       1965

No. of Units:                                        112

Occupancy:                                           0.54

Building SF:                                         24654 SF

SF/Unit:                                             220 SF

Effective Gross Income:                              $2151192

Expenses:                                            $1899502

Net Income:                                          $251690

Price/SF:                                            $82/SF

Price/Unit:                                          $18000/Unit

EGIM:                                                0.94

Capt. Rate:                                          0.1250

Comments:    2.5 acre site; Grantee entered into a triple net lease agreement
             w/ Sunrise Healthcare:  10 yrs with 2-5 yr options; beginning lease rate of $346,320/annum or $260/mo.



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

                                                 COMPARABLE #1780

Property:                                            Jones Health and Rehabilitation Center

Location:                                            3000 Cardinal Drive
                                                     Orange, TX

Seller:                                              Continue, Inc.

Buyer:                                               Orange, L.L.C.

Level of Care:                                       NH

Date of Sale:                                        AUG 96

Sale Price:                                          $1998000

Terms:                                               Cash to seller.

Building Notes:                                      Wood and hadite block w/brick veneer and flat built-up tar and gravel roof in average condition.

Building Date:                                       1962

Year Renovated:                                      63

No. of Units:                                        111

Occupancy:                                           0.84

Building SF:                                         27385 SF

SF/Unit:                                             247 SF

Effective Gross Income:                              $2687722

Expenses:                                            $2246935

Net Income:                                          $440787

Price/SF:                                            $73/SF

Price/Unit:                                          $18000/Unit

EGIM:                                                0.74

Capt. Rate:                                          0.2210

Comments:    3.1 acre site; Grantee entered into a triple net lease agreement
             w/ Sunrise Healthcare: 10 yrs with 2-5 yr options; beginning lease rate of $346,320/annum or $260/mo.



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

                                                 COMPARABLE #1733
Property:                                            Afton Oaks Nursing Center

Location:                                            7514 Kingsley Street
                                                     Houston, TX

Seller:                                              Williams Nursing Homes, Inc.

Buyer:                                               Divisicare Leasing Corp.

Level of Care:                                       NH

Date of Sale:                                        DEC 95

Sale Price:                                          $4690000

Terms:                                               Cash

Building Notes:                                      Good condition

Building Date:                                       1971

Year Renovated:                                      1986

No. of Units:                                        169

Occupancy:                                           0.92

Building SF:                                         40019 SF

SF/Unit:                                             237 SF

Non-Medicaid Ratio:                                  0.26

Effective Gross Income:                              $4251089

Expenses:                                            $3653652

Net Income:                                          $597437

Price/SF:                                            $117/SF

Price/Unit:                                          $27751/Unit

EGIM:                                                1.10

Capt. Rate:                                          0.1270

Comments:    Expenses include approx. 5% management fee.



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

                                                 COMPARABLE #1734
Property:                                            Granbury Care Center

Location:                                            301 Park Street
                                                     Granbury, TX

Seller:                                              Granbury Nursing Home, Inc.

Buyer:                                               Lynnhaven I - LLC

Level of Care:                                       NH

Date of Sale:                                        JUL 95

Sale Price:                                          $4706000

Terms:                                               Cash

Building Notes:                                      Wood frame, brick veneer with slightly pitched comp. roof, well maintained.

Building Date:                                       1976

Year Renovated:                                      1995

No. of Units:                                        181

Occupancy:                                           0.91

Building SF:                                         53887 SF

SF/Unit:                                             298 SF

Non-Medicaid Ratio:                                  0.28

Effective Gross Income:                              $3474852

Expenses:                                            $2984941

Net Income:                                          $489911

Price/SF:                                            $87/SF

Price/Unit:                                          $26000/Unit

EGIM:                                                1.35

Capt. Rate:                                          0.1040

Comments:    Expenses include 5% management fee; Originally 101 beds; 20 added in 1983 and 60 in 1988.



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

                                                 COMPARABLE #1735
Property:                                            Chapel of Care Nursing Home

Location:                                            1815 SH 75 South
                                                     Sherman, TX

Seller:                                              Sherman Health Care, Inc.

Buyer:                                               K & Y Investments

Level of Care:                                       NH

Date of Sale:                                        APR 96

Sale Price:                                          $4764000

Terms:                                               Cash

Building Notes:                                      Wood frame, masonry exterior with slightly pitched comp.
                                                     roof.

Building Date:                                       1976

No. of Units:                                        178

Occupancy:                                           0.87

Building SF:                                         65000 SF

SF/Unit:                                             365 SF

Non-Medicaid Ratio:                                  0.15

Effective Gross Income:                              $3992000

Expenses:                                            $3624000

Net Income:                                          $368000

Price/SF:                                            $73/SF

Price/Unit:                                          $26764/Unit

EGIM:                                                1.19

Capt. Rate:                                          0.0770



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                         SALES COMPARISON SUMMARY GRID

--------------------------------------------------------------------------------------------------------------------------
Comp #                      SUBJECT            #1779              #1780           #1733           #1734            #1735
Name                        Benbrook            Oaks              Jones           Afton          Granbury         Chapel
                         Trinity Hills         Health            Health            Oaks            Care            Care
City                        Benbrook           Orange            Orange          Houston         Granbury         Sherman
State                          TX                TX                TX               TX              TX              TX
--------------------------------------------------------------------------------------------------------------------------
 PROPERTYE DATA
Year Built                    1971              1965             1962,63           1971            1976            1976
# Beds                         114               112                 111            169             181             178
GBA (sf)                    31,750            24,654              27,385         40,019          53,887          65,000
SF Per Bed/Apt                 279               220                 247            237             298             365
Occupancy %                     83%               54%                 84%            92%             91%             87%

   SALE DATA
Date of Sale                                 Aug '96            Aug '96         Dec '95         Jul '95          Apr '96
Sale Price                                $2,016,000         $1,998,000      $4,690,000      $4,706,000       $4,764,000
Price/Bed                                    $18,000            $18,000         $27,751         $26,000          $26,764
Price/SF                                      $81.77             $72.96         $117.19          $87.33           $73.29

   CUMULATIVE ADJUSTMENTS
Rights Conveyed                                    0%                 0%              0%              0%               0%
  Adjusted Price                             $18,000            $18,000         $27,751         $26,000          $26,764
                                                 $82                $73            $117             $87              $73
Financing Terms                                    0%                 0%              0%              0%               0%
  Adjusted Price                             $18,000            $18,000         $27,751         $26,000         $26,764
                                                 $82                $73            $117             $87             $73
Conditions of Sale                                 0%                 0%              0%              0%              0%
  Adjusted Price                             $18,000            $18,000         $27,751         $26,000          $26,764
                                                 $82                $73            $117             $87              $73
Market Conditions                                  0%                 0%              0%              0%               0%
  Adjusted Price                             $18,000            $18,000         $27,751         $26,000          $26,764
                                                 $82                $73            $117             $87              $73

NON-CUMULATIVE
ADJUSTMENTS
Physical
Characteristics:
  Location                                         0%                 0%              0%              0%               0%
                                                   0%                 0%              0%              0%               0%

Quality/Design                                     0%                 0%              0%              0%               0%

Conditions/Age
  Area/Bed                                         0%                 0%              0%              0%               0%
Economic Factors                                   0%                 0%            -25%            -25%             -25%
Non-Cumulative Adjustments                         0%                 0%            -25%            -25%             -25%
  ADJUSTED VALUE INDICATORS
    Sale Price/Bed                           $18,000            $18,000         $20,814         $19,500          $20,073
    Sale Price/SF                                $82                $73             $88             $65              $55

  Average Sale Price/Bed                     $19,277
    Average Sale Price/SF                        $73

--------------------------------------------------------------------------------------------------------------------------

                           ADJUSTED SALES COMPARISONS
                           SALE PRICE PER SQUARE FOOT

                                    [GRAPH]

                           ADJUSTED SALES COMPARISONS
                               SALE PRICE PER BED

                                    [GRAPH]

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The Trinity Hills Manor, Benbrook, Texas
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                      COMPARISON OF COMPARABLES TO SUBJECT

In our final and most detailed analysis and comparison to subject, the appraiser selected comparable sales with the highest combination of important similar characteristics. Those characteristics considered most indicative of subject's Market Value were considered to be (1) Private Pay ratio (subject is 20%), (2) Geographical Location (subject is in Texas), (3) Square Feet of building per Bed (Subject has 279), and (4) Overall Quality (subject is considered good.

                           EXPLANATION OF ADJUSTMENTS

The sales included in this analysis all occurred in Texas. Each sale has been adjusted for differences, both economic and physical, in relation to the subject. Following is a discussion of each characteristic of the property with an explanation of the adjustments made to each comparable sale.

CUMULATIVE ADJUSTMENTS

"Cumulative Adjustments" were applied to the sales prior to other adjustments in order to reconcile the sales prices for intangible occurrences which could alter the sales prices. Additional noncumulative adjustments for physical and economic considerations are analyzed thereafter. Cumulative adjustments considered included:

         PROPERTY RIGHTS CONVEYED

         This adjustment is for sales which had rights conveyed differently than the subject's. In this appraisal, the Fee Simple Going Concern is being appraised. All of the sales were also sold as Going Concerns, none of which were leased facilities. As the appraiser, at this point in this analysis, is seeking Fee Simple Value of Going Concern, no adjustment was made.

         FINANCING

         No adjustment is applied for financing, as all sales are reported to be cash to seller or cash equivalent transactions. We are not aware of atypical financing that would require an adjustment for cash equivalency.

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         CONDITIONS OF SALE

         No adjustments were considered necessary to reflect any special conditions or terms of sale.

         MARKET CONDITIONS (DATE OF SALE)

         Adjustments for recorded sales date, or time, is reflective of differences in the market at different times. An upward adjustment of approximately 10% annually was made to the comparables sale prices.

NON-CUMULATIVE ADJUSTMENTS

         LOCATION

         Location at adjustments reflect the difference in value attributed to a property's specific location. All the comparables were located in Texas and are considered equally as desirable.

         QUALITY/DESIGN

         This adjustment reflects physical differences of specific properties for varying qualities of building materials, layout, building finish, etc. None were necessary.

         CONDITION/AGE

         Many older facilities receive renovations and on going maintenance due to State requirements and market expectations. However, their appeal to the private pay market is less than newer facilities. In addition, newer facilities are generally more efficient to operate, thus increasing profit. All are in the same age bracket as subject.

         AVERAGE SQUARE FOOTAGE PER BED

         The comparables presented a range of 220 s.f. to 365 s.f. per bed. The subject, at 279 s.f., is in the middle of the range. The area per bed is an indication of the existence, or at least the potential, for better support areas which can positively affect profitability.

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         ECONOMICS/PROPRIETARY VALUE

         The total value of a general purpose real estate property frequently consists of only land and improvements. However, in the case of a property in which a business is operated, such as a nursing home, the total value will also usually contain personal property as well as intangible assets (referred to here as Proprietary Value, and consisting of business enterprise, goodwill, and going-concern value). the income generated from the property is derived not only from the tangible assets, but also from the intangible assets. In the case of a nursing home, the intangible assets are considered to be tied to the real estate. The in-place management, staff, operations and stabilized occupancy, good will, percentage of nonsubsidized residents and general reputation of the property are difficult, if not impossible, to relocate, and therefore, the value attributable to them is considered to be tied to the real estate.

         The subject property will generate more income as an owner/operated facility than it would if it were leased to an operator. The third party operator has to have some income available to him to compensate his entrepreneurial effort. Capitalization of the net operating income from the owner/operator standpoint will give a higher value to the property than capitalization of income from an outside, third party lease. The difference between those two capitalized values is an indication of the Proprietary Interest attributable to the property's business operation.

         The percentage of business value or proprietary interest will depend to a large extent upon the complexity of the business being operated therein. A skilled nursing home and/or specialty type medical facility requires a great deal of specialized and skilled labor, knowledge of medical, governmental and bureaucratic procedures, time and effort. On the lower end of the skilled continuum, i.e., personal care homes or ACLF type properties, there is a much lower level of skill and effort required. Consequently, we find a higher percentage of Proprietary interest on the skilled end and a lower percentage of Proprietary Interest on the lower-skilled level.

         Our analysis of the market indicates that the highly skilled properties me Interest of 20% to 25% of the total sales price whereas the lower skill Proprietary Interest of 10% to 15%. The subject is currently not pro adjustment was made to those homes showing a superior economic situation.

                               SALES PRICE PER BED

Facilities which are of good quality but predominantly medicaid funded are selling on a nationwide basis for approximately $25,000 to $50,000 per bed. The higher quality homes, which offer better care services, more amenities, and therapy areas (or homes which show unusual profit potential), are generally sold for $45,000 to $75,000 per bed. HealthCare Property Appraisers maintains a

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nationwide data bank on long term health care facilities, which currently includes sales of over 1,200 facilities.

The comparables selected for close analysis have an unadjusted sales price per bed range from $18,000 to $27,751 with an average of $23,303. The factors which affect the sales price per bed include unit mix, number of residents per room, project amenities, and average area per bed. Typically, a property which has a larger average area per bed will sell at a higher unit price.

After adjusting the comparables to the subject using the net income differential multiplier, the sales price per bed formed a range of $18,000 to $20,814 with an average of $19,277. Giving further consideration to subject's average bed area and other physical characteristics, the value range on a per bed basis is estimated at $19,000 to $19,500. Applying this range to the subject's 114 indicates a value range of $2,166,000 to $2,223,000.

# BEDS              X               SALE PRICE PER BED                   =        INDICATED VALUE
------              -               ------------------                   -        ---------------
    114             X                $19,000 to $19,500                  =       $2,166,000 to $2,223,000

                           SALES PRICE PER SQUARE FOOT

The unadjusted comparables formed a sales price range from $73 to $117 per square foot with an average of $87. An inverse relationship usually exists between the sales price per square foot and the average area per bed, assuming all amenities and services are similar. A smaller unit usually generates more income on a per square foot basis than a larger unit. This is reflective of the staffing costs as, typically, the per resident day costs are not directly influenced by the unit size. It is also reflective of the fixed costs of furniture, fixtures, and equipment, which are spread over the total square footage. After economic adjustments, the comparables formed a sales price per square foot range of $55 to $88 with an average of $73.

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Considering the subject's functional utility, area per resident, quality and condition, we believe a value range of $72 to $74 per square foot to be indicated. Applying the unit values to the subject's 31,750 of gross building area indicates a value range of $2,286,000 to $2,349,500.


BUILDING SIZE       X        SALE PRICE PER BED                =      INDICATED VALUE
-------------       -        ------------------                -      ------------------------
    31,750          X           $72 to $74                     =      $2,286,000 to $2,349,500

                  RECONCILIATION OF SALES COMPARISON INDICATORS

The value ranges developed by both of the indicators are summarized below:


INDICATORS OF VALUE                                          VALUE RANGE
-------------------                                          -----------
SALES PRICE PER BED                                  $2,166,000 to $2,223,000
SALES PRICE PER SQUARE FOOT                          $2,286,000 to $2,349,500

The sales price per bed tends to be a good indicator if the comparables have similar rates, per patient day occupancy, and self pay ratios. The sales price per square foot can be a good indicator, if all the comparables happen to be similar to size. The flaws or deficiencies of the physical indicators have been tempered with an economic adjustment. Accordingly, we believe all three indicators provided a meaningful, but limited, indication of value. Giving consideration to current market conditions and the subject's physical and economic characteristics, the sales comparison approach is best represented by a narrower range of $2,150,000 to $2,350,000.

The Sales Comparison Approach has a limited use in providing a value range. Differences in location, services offered by the facility, and many other variables, make a precise comparison between the comparable sales and the subject property extremely difficult. Economic adjustments were used to lessen these differences somewhat. Moreover, there is no accurate way to determine whether the sales prices actually paid represent fair market values, because it is difficult to determine



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the exact motivations of the buyers and sellers, or what special conditions may have influenced the sales. We are of the opinion that the sales comparison approach has limited application for indicating a specific value estimate. Therefore, it has been used to establish a range that can test the reasonableness of the values indicated by the Cost and Income Capitalization Approaches.

                                     SUMMARY

The reconciled market value range indicated by the Sales Comparison Approach:

                            $2,150,000 to $2,350,000


















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                     RECONCILIATION AND FINAL VALUE ESTIMATE

INDICATED VALUE BY                                          $2,240,000
  COST APPROACH

INDICATED VALUE BY                                          $2,430,000
  INCOME APPROACH

INDICATED VALUE BY                                          $2,150,000
  SALES COMPARISON APPROACH                              to $2,350,000

To estimate the final Market Value for The Trinity Hills Manor, it is necessary to reconsider all three approaches, correlate the data, and determine what emphasis to give each approach.

The COST APPROACH was based upon a component cost breakdown prepared by a computer utilizing the Marshall and Swift Valuation Service Cost Data Bank. This nationally recognized building costs service prepared a very accurate estimate of replacement costs for subject's improvements. From replacement costs (direct and indirect) was deducted depreciation based upon observation and age of the improvements and sales data as well as consideration of Functional and External Obsolescence. Subject's 80,586 sf of land were valued at $1.55 or $125,000. This approach indicated a market value for the real estate and the Furniture, Fixtures, and Equipment in The Trinity Hills Manor of $2,240,000, which includes an estimated $199,500 for FF&E.

The Principle of Substitution does not recognize the fact that it is very difficult to take a long-term care project from the initial construction stages through all of the regulatory agencies, obtain a Certificate of Need
(CON) from the state, operate the facility successfully, and generate the reputation for excellence necessary to attract a strong private pay census. The application and approval of the Certificate of Need necessary to operate will quite often take as long as two years and is by no means a guarantee of success. Once a CON has been

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obtained, it is sometimes sold prior to construction. Sales prices of $50,000 to $500,000 for an approved CON have been reported. The business expertise necessary to deal with the Medicaid and Medicare authorities as well as the multitude of governmental agencies regulating and supervising a nursing home also requires considerable specialized knowledge. None of this expertise was reflected by the Cost Approach to Value. Therefore, the least emphasis was placed upon the Cost Approach to Value in this analysis.

Under the INCOME APPROACH to value, the appraiser analyzed the subject property from the standpoint of a potential investor who would be most interested in its income stream. After reviewing the owner's operating statements for the subject property as well as other comparable properties, the appraiser believes the subject's estimated income stream is a reasonable expectation. Our stabilized income stream was based upon an anticipated Gross Income of $5,828,407,965, Occupancy of 95.0%, a non-government funded ratio of 6134%, and Expenses of $3,062,588 (or 90.0% of Effective Gross Income). The projected Net Income to Real Estate of $340,288 was capitalized at 14.00%. Based upon a consideration of current financing, available alternatives, and equity demands, the Market Value of The Trinity Hills Manor was indicated by the Income Approach to be $2,430,000, which includes $199,500 for Furniture, Fixtures and Equipment.

Under the SALES COMPARISON APPROACH, the appraiser reviewed a considerable number of sales of Nursing Homes. Analysis of this data after adjustments for property differences indicated a Market Value for The Trinity Hills Manor of $2,150,000 to $2,350,000, based on a Gross Income Multiplier of to and $19,000 to $19,500 per unit. The $2,150,000 to $2,350,000 value includes
Furniture, Fixtures and Equipment estimated at $199,500.

We believe equal emphasis can be placed on the Income Capitalization and Sales Comparison Approaches. Based on the enclosed data and analyses, I believe the Subject Property described

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herein has the following estimated Final Market Value as of March 21, 1997 at
Stabilized Census, Occupancy and Rates:

FINAL MARKET VALUE OF SUBJECT PROPERTY:                              $2,400,000

                                MARKETING PERIOD

Due to the fairly strong market and demand for Nursing Homes, The Trinity Hills Manor should be readily saleable. Although the market is not as strong today as it was a few years ago, there are a number of buyers seeking for this type property. In fact, the market for this type property is strong enough that they generally are not listed with real estate brokers, but are usually sold "off the market." The appraiser is familiar with the sale of a number of Nursing Homes that have taken place over the past year. The average sales time for those properties was approximately six months. If the subject property were fairly priced and adequately marketed, we believe it could be sold at our appraised value within approximately twelve months.

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        ALLOCATION OF VALUE BETWEEN REAL PROPERTY, PERSONAL PROPERTY AND
                             BUSINESS ENTERPRISE

The total value of a real estate property frequently consists of only land and improvements. However, in the case of a "Going Concern" property in which a business is operated, such as a Nursing Home, the total value may also contain personal property and/or intangible assets (i.e., "Business Value") consisting of business enterprise, goodwill, and going-concern value). Income generated from the property is derived from tangible real and personal property and intangible assets.

Both the real estate and the business enterprise are required to generate income. To estimate the value of the real estate, the appraiser must divide the net operating income between the two components of real estate and business enterprise. In the case of a Nursing Home, the intangible assets (i.e., in-place management, staff, operations, stabilized occupancy, good will, percentage of nonsubsidized residents and general reputation of the property) are difficult to relocate. Consequently, the value attributable to them is considered to be tied to the real estate.

The operation of a Nursing Home is a highly specialized business enterprise, requiring extensive knowledge of national and state health care systems, over and above a knowledge of health care and the business acumen required to operate any business. This is evidenced by the fact that the State Department of Public Health requires very specific licensing of the professionals and real estate that provide these services.

Management of this specialized business can be contracted out to a professional management firm for a specified fee arrangement (typically 3% to 6% of effective gross income). The management firm will provide the business acumen to operate the business enterprise. However, the management company, while operating this business on behalf of an owner, will not assume the ownership risk of that business. Any liability risk, entrepreneurship risk, and/or losses to be covered are the responsibility of the owner of the business enterprise. Accordingly,

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the real estate interest and the operating business enterprise interest are two separate components that are frequently bought, sold, and leased independently from each other.

To study the value of the real estate separate from the value of the business enterprise, the appraiser first examined leases of various facilities. Our study of Nursing Home leases did not develop a consistent pattern of rental rates per bed or any other common denominator that could be applied to the subject appraisal assignment. The lease rate paid on a Nursing Home is affected by a large number of variables (e.g., the funding program for government subsidized residents, accounting methods used, occupancy and census ratio) in addition to the usual array of variables found in any real estate. These factors vary to such an extent that analysis of other leases in comparison to the subject property did not develop any meaningful or helpful data.

Analysis of leases on a specific subject property may also be less than helpful in estimating the value of the fee simple estate. An old lease may have a contract rental different from the market rental rate, developing some leasehold estate value. The leased fee value and the leasehold value can be ascertained by studying the fair market rental or economic rental of the subject property. However, it is not necessary to consider an old lease to develop a value for the fee simple estate.

The appraiser considered several methods for studying the Business Value by investigating the relationship between: (a) the COST OF TANGIBLE ASSETS versus the total VALUE OF ALL ASSETS, (b) capitalization rates of typical investment properties versus Going Concern properties and (c) the debt coverage ratio required for Going Concern type real property.

COST ANALYSIS

Under the Cost Approach to Value, we estimated the replacement cost of all tangible components, such as land and direct and indirect construction costs. The difference between the reproduction costs of the tangible assets and the Final Market Value of the total subject property was considered to be an indication of Business Value.

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
         Final Market Value                                     $2,400,000
         Less Cost Approach                                     $2,240,000
                                                                ----------
         Indicated Business Value                                 $160,000

CAPITALIZATION RATE ANALYSIS

Properties which include intangibles like Going Concern Value, normally have a higher Overall Capitalization Rate than properties without any Business Value. The higher Overall Capitalization Rate recognizes, in part, the greater risk of owning a business versus owning real estate or other tangible assets. Comparison of the subject's Capitalization Rate to the Capitalization Rate for properties not having any Business Value (but having similar age, construction, location and value) indicates the portion of the total value attributable to the business enterprise. The higher Capitalization Rate of Nursing Homes includes the return necessary on the real estate, the business portion, and furniture, fixtures and equipment. In our subject study we developed an Overall Capitalization Rate of 14.00% for the subject property. A fair market Capitalization Rate for a comparable property without any Business Value is considered to be 9.00%. Dividing the real estate Capitalization Rate of 9.00% by subject's Capitalization Rate of 14.00% indicates the portion of subject's value representing tangible real property and business value to be:


REAL PROPERTY            DIVIDED BY                 SUBJECT                       =             % TANGIBLE
 CAPT. RATE                                        CAPT. RATE                                   REAL ESTATE
----------                                         ----------                                   -----------
  9.00%                  DIVIDED BY                 14.00%                        =              64.0% (R)


    FINAL                                         % TANGIBLE                                       VALUE OF
MARKET VALUE                X                     REAL ESTATE                      =             REAL PROPERTY
------------                                      -----------                                    -------------
 $2,400,000                 X                       64.0% (R)                      =               $1,536,000


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
         Final Market Value (Total Property)                                           $2,400,000
         Less Value Of Real Property                                                   $1,536,000
                                                                                       ----------
         Business Value and Furniture, Fixtures And Equipment                          $  864,000
         Less Furniture, Fixtures And Equipment                                        $  199,500
                                                                                       ----------
         Indicated Business Value                                                      $  664,500

DEBT COVERAGE RATIO ANALYSIS

An indication of the subject property's Business Value can be developed by separating net income into real estate and business components. (Personal property is handled in our income model with a replacement reserve.) Investors in Nursing Home real estate and Nursing Home business enterprises have specific income rate of return and "debt coverage" requirements. The relationship between the "debt coverage" requirements of a real estate investor and the requirements of a business enterprise investor can be ascertained mathematically.

REAL ESTATE INVESTOR

There are several investors for real estate entities that do not contain the business enterprise component. Many investors want to be passive real estate investors, without the management problems or risk associated with operating a Nursing Home. The typical investor is a health care oriented, real estate investment trust (REIT) who purchases 100% of a Nursing Home's real estate. The appraiser surveyed acquisition officers of several REITs to ascertain their rate of return and "debt coverage" (i.e., rent coverage) requirements:

      - Omega Healthcare is currently seeking 11.8% on a variable return and underwrites debt coverage with a minimum of 1.25X.

      - Healthcare REIT's current yield requirement is based on 500 points over the 10 year T bill rate. Today, this is a total return of 11.84%. Their minimum debt coverage ratio is 1.25X.

      - Health Equity Properties' current return requirement is 12% to 12.5%. Their minimum debt coverage ratio is 1.25X to 1.4X, depending on the credit.

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From the above data, it appears that the real estate in a Nursing Home like the subject property can be sold and leased back, giving a return to the passive real estate investor of approximately 11.8% to 12.5%, or an average (mode) of 12%. The most common "debt coverage" factor is 1.20X to 1.50X, or an average of 1.35X.

BUSINESS ENTERPRISE INVESTORS

Many Nursing Home operators and individual investors will purchase the business enterprise operating within a Nursing Home property. Consequently, the real estate in a Nursing Home is frequently sold to a real estate investor, such as a REIT. The new real estate owner will then lease it to a management company who will own and operate the business enterprise. Management companies and individual investors try to group their property operations within a specific state for obvious reasons; however, they will usually consider an individual acquisition within any state that has a viable government assistance program. We surveyed companies and individuals who invest in Nursing Home businesses to determine their requirements for investing in a Nursing Home business enterprise. The results of this survey include:

        - Health Prime, Inc., an active purchaser of Nursing Home going concerns and business enterprises, reported they would acquire a health care business (without the underlying real estate) if the investment would provide a return of 15% to 17%. This assumes they had no other facilities within the area, were not attempting to fill out their management team, and had no other ulterior motives.

       - Life Care Affiliates reported that their investors require a 15% return on cash invested, assuming the real estate is owned by another entity and the investors are strictly buying the business operation with no interest in the underlying real or personal property assets.

       - Regency Health Care reported that they would be willing to consider purchasing a leasehold estate or the business interest in a going concern property, assuming a cash-on-cash return of 15% to 18%.

There are many potential purchasers actively seeking the acquisition of Nursing Homes either as "going concerns" (i.e., containing both real estate and the business enterprise) or as the operating business enterprise only. As evident from the above, the business enterprise


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operating within the subject real estate can probably be sold to an investor who would require a 15% cash-on-cash return after satisfying all requirements of real estate, personal property and management.

DISTRIBUTION OF INCOME BETWEEN REAL ESTATE AND BUSINESS ENTERPRISE

The subject property's Economic Rental is the amount of net operating income available to satisfy a potential purchaser of the real estate and his requirements for rate of return and "debt coverage." Conversely, the income available to an investor in the business enterprise is the income available after satisfying the priority claim on income by ownership of the real and personal property. The division of income (and value) between the various components of the total going concern entity (i.e., real property, personal property and business enterprise) can be developed by studying their mathematical relationship.

Debt coverage ratios for this type property range from 1.1OX to 3.OOX, depending on the quality of the property and dependability of its income stream. We believe the subject ranks average in credit risk and estimate a debt coverage ratio of 1.35X to be appropriate.

When a potential purchaser of real estate requires a "debt coverage" factor of 1.35, he is requiring that a minimum of 26% of the net operating income be available to compensate the business enterprise owner. Without that minimum return, no one will provide the requirements of business enterprise ownership for this facility. This is demonstrated mathematically as follows:



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
                                                                                    MAXIMUM INCOME
                                                   DEBT                              AVAILABLE TO
 FACILITY'S NET                                  COVERAGE                             REAL ESTATE
OPERATING INCOME        DIVIDED BY                 RATIO                  =              OWNER
----------------                                   -----                            --------------

     100%               DIVIDED BY                 1.35X                  =                74%

                                                    INCOME
                                                   ALLOWABLE
                                                    TO REAL                           INCOME REQUIRED
   FACILITY'S                                        ESTATE                            FOR BUSINESS
OPERATING INCOME             -                       OWNER                =               OWNER
----------------                                   ---------                          ---------------
     100%                    -                      74%                   =               26%

This analysis of the capital requirements of purchasers of Nursing Home real estate demonstrates that a minimum of 26% of the net operating income must be allocated to the business enterprise component. Conversely, a maximum of 74% of the property's net operating income is available for economic rental to the owner of the underlying real estate. Accordingly, the appraiser allocated 26% of net operating income to provide the necessary compensation for the required business enterprise ownership.

DISTRIBUTION OF VALUE BETWEEN REAL, PERSONAL AND BUSINESS PROPERTY

The personal property component has already been estimated and its respective capital requirement previously deducted. The remaining net income can be distributed between real property and business enterprise as shown above. By studying the capital return requirements of real property versus a business enterprise, a mathematical relationship between the value of those two components can be established.

Ownership of the real estate component requires a 10% return, according to the typical REIT investors in real estate. Ownership of the business enterprise component requires a 15% return on investment, according to typical purchasers of business property. A distribution of income and related values for the two property components is shown below. Assuming a $ 100,000 net


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operating income, and the required rate of return and debt coverage factors previously discussed, the "Going Concern" value of a Nursing Home would be distributed between real estate and business enterprise as follows:


Distribution of Income
 Between Real Estate
 Ownership & Business    DIVIDED BY   Required Rate         =        Distribution of    Percentage Distribution
 Enterprise Ownership                  of Return                      Value Between      of Value Between Real
(Assumes 1.35X Debt                                                    Components          Estate & Business
Coverage & $100K NOI)
---------------------                 -------------                  ---------------    -----------------------
Real Estate =
$ 74,000 (74%)            DIVIDED BY       10%               =            $740,000                   81%

Business Enterprise =
$ 26,000 (26%)            DIVIDED BY       15%               =            $173,333                   19%

Total Property =
$100,000 (100%)                                                          $913,333                  100%

              Indicated Business Value: $2,400,OOO X 19% = $456,000

SUMMARY

The two methods of estimating Business Value have indicated values as follows:

         Cost Analysis                                                              $160,000
         Capitalization Rate Analysis                                               $664,500
         Debt Coverage Ratio Analysis                                               $456,000

After considering all methods, it was our opinion that the subject property's final Market Value of $2,400,000 included a Business Value of:

BUSINESS VALUE                                                                      $500,000




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                                SUMMARY OF VALUES

It was our opinion that the Subject Property described herein had the following Market Value, as of March 21, 1997, at current occupancy and in its present physical condition, subject to the Underlying Assumptions and Limiting Conditions contained in this report:

         Land                                                             $125,000
         Building Improvements                                          $1,575,500
                                                                        ----------
         Total Real Estate                                              $1,700,500
         Personal Property                                                $199,500
         Business Value                                                   $500,000
                                                                        ----------
         Total Property                                                 $2,400,000

SPECIAL CONDITION

After discussions with appropriate state agencies, the appraiser believes the property owner will be able to continue operating the subject facility as a nursing home. The reader is cautioned that the appraiser is not an expert on nursing home or medicaid matters and this critical assumption should be confirmed by legal counsel. If this assumption is not accurate it could have a dramatic impact on the property's value.

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                   UNDERLYING ASSUMPTIONS AND LIMITING CONDITIONS

1. The Appraiser assumes no responsibility for legal matters nor renders an opinion of title. Good title to The Trinity Hills Manor is assumed.

2. The commissioning and/or possession of this report does not carry with it the right of publication, nor does it oblige the appraiser to appear in court, commission, or in any other capacity without prior arrangements and additional compensation.

         This appraisal report has been prepared for the exclusive benefit of its intended user, Capitol Senior Living, Inc. It may not be used or relied upon by any other party. Any party who uses or relies upon any information in this report without the preparer's written consent is an unintended user, and does so at his own risk.

3. The separate values for land, equipment, business value and/or buildings must not be used in reference to any other appraisal and are invalid if so used. The distribution of total value applies only to existing utilization.

4. The factual information in this report--furnished by others or taken from public records--is believed to be reliable, but no responsibility is assumed for its accuracy. We do not guarantee the correctness of estimates, opinions, sketches and other exhibits.

5. One (or more) of the signatories of this appraisal report is a Member of the Appraisal Institute. The Bylaws and Regulations of the Institute require each Member to control the use and distribution of each appraisal report signed by such Member. Therefore, except as hereinafter provided, the party for whom this appraisal report was prepared may distribute copies of this appraisal report, in its entirety, to such third parties as may be selected by the party for whom this appraisal report was prepared. However, selected portions of this appraisal report shall not be given to third parties without prior written consent of the signatories of this appraisal report. Further, neither all nor any part of this appraisal report shall be disseminated to the general public by use of advertising, public relations, news, sales, or other media for public communication without the prior written consent of the signatories of this appraisal report.

6. The soil and subsoil, unless otherwise detailed, appear firm and solid. No engineering study has been made and the appraiser is not responsible for any adverse condition that may be found in these matters.

7. The appraiser is not an expert in pest detection or control. The value estimate tendered, unless qualified, assumes these matters (including but not limited to termites, dry rot, wet rot, and other wood-destroying organisms) are not present or have been detected and properly corrected.

8. Any description of improvements is intended to be general, for descriptive purposes only, and based primarily upon observation. All foundations and mechanical, plumbing,


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         electrical, heating, ventilation, air conditioning, and roof systems are assumed to be adequate, in good working order and capable of performing the function for which they were designed. The appraiser has no expertise in this area and cannot certify the condition or functional adequacy of these items. A qualified inspector should be utilized for that purpose. The appraiser assumes no responsibility for any hidden or unapparent conditions of the property, soil, subsoil, or structures that would affect its value.

9. Any site or building improvement, whether existing or proposed, is assumed by the appraiser to comply with all applicable building codes, zoning and environmental regulations for this jurisdiction and is assumed to be a legal structure. The appraiser has not verified the accuracy of this assumption. We recommend an attorney be retained for verification purposes.

10. The existence (if any) of potentially hazardous material (such as, but not limited to, formaldehyde foam insulation, radon, asbestos or toxic waste) was not considered. The appraiser is not qualified to detect such substances and we urge the client to retain an expert in this field.

11. The appraiser has not researched the subject property for liens nor reviewed any mortgage documents. Our analysis is based upon the assumption that any mortgages encumbering subject are of such amount, rates, and terms as to be considered typical in the market place and would neither contribute to nor detract from the property's market value. The property is therefore appraised as though it were free and clear of any debt encumbrances or subject to financing which is generally acceptable in the market.

12. The value estimate and estimated income and expenses assume responsible ownership and typical, competent management.

13. Gross area of land and improvements is estimated by methods and from sources considered reliable and the data is believed to be accurate. However, no responsibility is assumed for its accuracy and it is recommended that a licensed surveyor be employed for that purpose. The appraiser's Final Market Value estimate is primarily predicated upon the economic viability of the project itself and its projected income stream. Any minor difference in the subject's actual land or improvement size would have little or no effect on its true market value. Any statement by the appraiser contained herein as to the size of land or building improvements is for descriptive purposes and is a statement of the appraiser's opinion as to the property's functional utility and not a statement of fact as to its physical size.

14. The subject property is subject to licensing and certification by several regulatory agencies. Our value estimate is predicated upon the subject property maintaining its Certificate Of Need and/or License and Certification to Operate as a Nursing Home. The loss of either one of those items could affect the value of the subject property.


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15.      In the event that any residents are funded by public or third party payors, we have assumed that all payments will be made promptly.

16. The Market Value estimate is predicated upon an assumption of stabilized occupancy, rates and census.

17. The appraiser's projections of income and expenses are not predictions of the future. They are our best estimates of current market thinking about what future income and expenses might be. We make no warranty or representations that these projections will materialize.

18. To the best of the appraiser's knowledge, the subject property is not currently under any option, listing or agreement of sale. There may have been transactions of this type, but the relevant details were not available. While any present or past listing, option or sales data on the subject available to the appraiser have been considered in this analysis, the Final Market Value was estimated as though subject were available for sale on the open market.

19. To the best of the Appraiser's knowledge, this report conforms to the current requirements prescribed by the Uniform Standards of Professional Appraisal Practice of the Appraisal Standards Board of the Appraisal Foundation as required by the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) and the Appraisal Institute.

20. The Americans with Disabilities Act "ADA" became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect upon the value of the property. Since we have no direct evidence relating to this issue, I (we) did not consider possible noncompliance with the requirements of ADA in estimating the value of the property. Based on our personal inspection, we are not aware of any irregular or apparent non-compliant handicap items.

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21.      The final value conclusions in this report are predicated upon the assumption that the property is not subject to any management contract or lease and that the property would be available for negotiation of a new lease or management contract at this time.

SPECIAL CONDITION

After discussions with appropriate state agencies, the appraiser believes the property owner will be able to continue operating the subject facility as a nursing home. The reader is cautioned that the appraiser is not an expert on nursing home or medicaid matters and this critical assumption should be confirmed by legal counsel. If this assumption is not accurate it could have a dramatic impact on the property's value.


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                            APPRAISER'S CERTIFICATION

I certify that, to the best of my knowledge and belief:

     - The statements of fact contained in this appraisal report are true and correct.

     - The reported appraisal analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and are my personal, unbiased, professional analyses, opinions and conclusions.

     - I have no present or prospective interest in the property that is the subject of this report and I personal interest or bias with respect to the parties involved.

     - My compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

     - My analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Standards Board of the Appraisal Foundation as required by the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) and the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute.

     - As of the date of this report, J. Michael Burroughs, MAI, SRA has completed the requirements of the continuing education program of the Appraisal Institute.

     - The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

     - The subject property was inspected by Franklin M. Ramsey and was not inspected by J. Michael Burroughs.

     - Eve L. Burroughs and Bonny J. Sinclair provided valuable assistance in compiling data for this report. No one else provided significant professional assistance to the undersigned. The appraiser gratefully acknowledges the contribution of data from several sources.

     -   The appraiser has complied with the USPAP competency provision.

     -   The USPAP departure provision does not apply.


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     -   This appraisal assignment was not based on a requested minimum or maximum valuation, a specific valuation, or the approval of a loan.

         I do not authorize the out-of-context quoting from or partial reprinting of this appraisal report. Further, neither all nor any part of this appraisal report shall be disseminated to the general public by the use of media for public communication without the prior written consent of the appraiser(s) signing this appraisal report.




                                 /s/  J. MICHAEL BURROUGHS, MAI, SRA
                                 ----------------------------------------
                                 J. MICHAEL BURROUGHS, MAI, SRA









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                                   REFERENCES

         The appraiser would like to acknowledge the following resources:

1. Laventhol & Horwath, Retirement Housing Industry 1989 (Laventhol & Horwath, Philadelphia, PA 1990).

2. Laventhol & Horwath, Nursing Home Industry 1988 (Laventhol & Horwath, Philadelphia, PA 1989).

3.       Marshall and Swift Computerized Services, Los Angeles, CA.

4.       National Planning Data Corporation, Ithaca, NY.

5.       SMG Marketing Group, Inc. -C-1993.

6. Ernst & Young and American Association of Homes for the Aging Study. Continuing Care Retirement Communities: An Industry in Action, Analysis and Developing Trends, 1989.

7. THE DICTIONARY OF REAL ESTATE APPRAISAL, American Institute of Real Estate Appraisers, second edition.

8.       THE APPRAISAL OF REAL ESTATE, ninth edition.

9. THE GUIDE TO THE NURSING HOME INDUSTRY, 1993. A joint publication of Health Care Investment Analysis, Inc. and Arthur Andersen & Co.

10.      U. S. Bureau of Census.

11. MARION MERRELL DOW MANAGED CARE DIGEST LONG TERM CARE EDITION 1993. Marion Merrell Dow, Inc.

12. AN OVERVIEW OF THE ASSISTED LIVING INDUSTRY, October 1993, Coopers & Lybrand and The Assisted Living Facilities Association of America.


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                           QUALIFICATIONS OF APPRAISER

                         J. MICHAEL BURROUGHS, MAI & SRA
                              POST OFFICE BOX 2227
                     HWY 64 EAST, LAUREL TERRACE, 2ND FLOOR
                         CASHIERS, NORTH CAROLINA 28717

BUSINESS EXPERIENCE

J. Michael Burroughs has been engaged in the preparation of appraisals, feasibility studies, economic analyses, and general consulting on all types of properties for various clients. In the mid-1970s, Mr. Burroughs began specializing in the appraisal of long-term health care facilities and housing for the elderly. Since 1985, Mr. Burroughs has worked exclusively with long-term health care and housing for the elderly in the areas of appraising, brokerage, and finance.

Assignments have been in more than 44 of the 50 United States. Current assignments include all types of healthcare and senior housing real estate:

         Nursing Homes
         Continuing Care Retirement Communities (Both Rental and Endowment) Assisted Living Facilities
         Acute Care Hospitals
         Psychiatric Hospitals
         Congregate Living Facilities

Properties appraised total approximately 3,000 in number and exceed $7 Billion in appraised value. Mr. Burroughs has also been active as a general partner in five successful apartment to condominium conversion projects and is actively engaged in the buying and selling of investment real estate for his own account and for clients. He is a nationally recognized convention speaker and published author on healthcare appraising and financing.

EMPLOYMENT

HealthCare Property Appraisers of America, Inc. -- President
         June, 1973 to Present

Atlantic Mortgage and Investment Company -- First Vice President
         January, 1972 to July, 1973, Winston-Salem, NC

Wachovia Mortgage Company -- Asst. VP and Manager of the Charlotte Income
         Property Loan Department
         May, 1970 to January, 1972, Charlotte, NC

Prudential Insurance Company -- Real Estate and Mortgage Loan Department
         Regional Appraiser
         December, 1964 to April, 1969, Montgomery, Alabama
         May 1969 to May, 1970, Charlotte, N. C.


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GENERAL EDUCATION

Mars Hill College--Associate of Arts--1962

University of North Carolina at Chapel Hill--B.S. in Business Administration
         (Major: Banking and Finance) 1964

REAL ESTATE EDUCATION

 American Institute of Real Estate Appraisers--Real Estate Valuation--Course
         I--University of Mississippi, 1966.

 American Institute of Real Estate Appraisers--Real Estate Valuation--Course
         II--Tulane University, 1967.

 Various Seminars in Tax Deferred Exchanging and Computer Applications for
         Real Estate Analysis.

PROFESSIONAL CONTRIBUTIONS

Mr. Burroughs has authored articles for national industry periodicals and is a nationally recognized speaker on the valuation of healthcare and senior living properties.

MEMBERSHIPS AND PROFESSIONAL DESIGNATIONS

The Appraisal Institute--MAI, SRA
Licensed Real Estate Broker
The Academy of Real Estate Exchangers
State Certified General Appraiser

AREA OF SPECIALTY--LONG-TERM HEALTH CARE

                   HEALTHCARE AND NURSING HOME FACILITIES

Facilities Appraised:              2500

Location:                          Located in 44 States

Type: Skilled, ICF, Personal Care, Head Trauma, Long-Term Pediatric Care, Substance Abuse, Mentally Retarded (MR), Rehabilitation, Alzheimer's, Acute, Sub-Acute, Rehab, and Psychiatric Hospitals

                           RETIREMENT HOUSING

Facilities Appraised:              60+

Location:                          Located in over 14 States

Type: Lease Rental, Condo Ownership, Retirement Apartments with or without Nursing Home, Assisted Living, and Luxurious Hotel-type for the well elderly. Housing for the elderly requiring some personal care and services.


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                           TYPICAL NURSING HOME CLIENTS (PARTIAL LIST)

MORTGAGE/BOND LENDERS

Bank One, Indianapolis, IN
Bear Stearns Investment Bankers, New York, NY
Dominion Bank, Richmond, VA
First American National Bank, Nashville, TN
First National of Maryland, Baltimore, MD
Grove Capital, Atlanta, GA
Healthcare REIT, Toledo, OH
Hibernia National Bank, New Orleans, LA
J. C. Bradford, Nashville TN and Pensacola, FL
Maryland National Bank, Baltimore, MD
Society Bank, Dayton, Ohio
Southtrust Bank, N.A., Birmingham, AL
Van Kampen Merritt, Philadelphia, PA
Wachovia Bank & Trust, Raleigh, NC
Wright One Financial, Dayton, OH

HEALTHCARE MANAGEMENT COMPANIES

American Retirement Corporation, Nashville, TN
The Angell Group, Winston-Salem, NC
Asheville Psychiatric Hospital, Asheville, NC
Beverly Enterprises, Ft. Smith, AR
Brian Management Group, Hickory, NC
The Brunner Companies, Dayton, OH
Charlotte Memorial Hospital, Charlotte, NC
Convalescent Services, Atlanta, GA
Cumberland Health Systems, Nashville, TN
Denver Health Group, Denver, CO
Diversicare Corporation of America, Franklin, TN
Elmhurst Psychiatric Hospital, Portland, CT
Genesis Health, West Point, PA
Health Care Capital, Atlanta, GA
Health Care Concepts, Atlanta, GA
Health Prime, Atlanta, GA
Meridian Healthcare, Towson, MD
Multicare Management, Inc., Hackensack, NJ
National Health Corporation, Murfreesboro, TN
Nomura, New York, NY
Quest Rescue, Atlanta, GA
Quorum Health Services, Inc., Wellesley, MA
Regency Health Care, Ormond Beach, FL
Resource Housing of America, Atlanta, GA
Royal Care, Inc., Cleveland, TN
Southern Care Enterprises, Atlanta, GA
TheraTx, Baltimore, MD
Total Care Systems, Inc., West Point, PA
WellCare, Inc., Atlanta, GA

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                                                                         ADDENDA
--------------------------------------------------------------------------------

                            BENBROOK AT TRINITY HILLS
                                  Balance Sheet
                                December 31, 1996
                                   (Unaudited)

                         Assets                                          Liabilities and Stockholder's Equity
Current Assets:                                                Current Liabilities:
  Cash and cash equivalents..................      91,632        Current maturities of long-term debt.......           0
  Patient accounts and third-party payor                         Notes payable..............................           0
    settlements receivable, less allowance                       Accounts payable...........................     246,018
    for doubtful receivable..................     947,801        Accrued expenses and other.................     213,262
  Supplies inventory, prepaid expenses and                       Income taxes...............................           0
    other current assets.....................      36,571                                                     ----------
                                               ----------            Total current liabilities..............     459,280
      Total current assets...................   1,076,004                                                     ----------
                                               ----------      Intercompany.................................   3,664,235
Property, plant and equipment, net...........   2,448,815      Long-term debt, less current maturities......     747,435
Deferred financing costs.....................           0      Subordinate debt.............................           0
Deferred pre-opening costs...................       2,211      Deferred gain on sale leaseback
Intangible assets of businesses acquired.....           0        transactions...............................           0
Other assets.................................           0      Stockholder's equity:
                                               ----------        Preferred stock............................           0
                                                                 Common stock...............................           0
                                                                 Additional paid-in capital.................           0
                                                                 Deficit--prior.............................    (672,088)
                                                                 Deficit--current...........................    (671,832)
                                                                                                              ----------
                                                                     Net stockholder's equity...............  (1,343,920)
                                                                                                              ----------
Total assets.................................   3,527,030      Total liabilities and stockholder's equity...   3,527,030
                                               ----------                                                     ----------
                                               ----------                                                     ----------
                      Data Provided
                        By Owner

                           BEMBROOK AT TRINITY HILLS                     Page 1
Facility Consolidation                                                 03/06/97
Report ID: O.SDP.ADJ                                                   16:01:48

                       INTEGRATED HEALTH SERVICES, INC.
                        DETAIL STATEMENT OF OPERATIONS
                             PERIOD ENDED 12/31/96


                                                      CURRENT MONTH                                  YEAR TO DATE
                                    PREVIOUS   ------------------------------  PREVIOUS      -----------------------------------
                                      MONTH     ACTUAL      BUDGET   VARIANCE    YEAR          ACTUAL       BUDGET     VARIANCE
                                    ---------  ---------  ---------  --------  ----------    ----------    ---------   ---------

Resident Days                          2,987      2,962      3,067      (105)     31,361         34,672        34,854        (182)

Revenues
--------
 Basic/routine Revenue              (126,692)  (115,960)    (8,197) (107,763)   (529,444)    (2,048,879)       7,334  (2,056,213)
 Specialty Room and Board            233,275    211,854    182,227    49,627   1,277,085      2,363,401    1,481,182     882,219
 Mgmt. Services/Other Revenue         16,118      6,203      5,502       701      26,891        143,731       60,175      83,556
 Bad Debts                           (13,675)   (13,942)    (2,124)  (11,818)    (27,960)       (78,248)     (17,455)    (60,793)
                                   ---------  ---------  ---------  --------  ----------     ----------    ---------  ----------
                                     109,026     88,155    157,408   (69,253)    746,552        380,005    1,531,236  (1,151,231)
 Ancillary Revenues                  336,007    369,843    228,407   141,436   3,066,033      4,711,082    2,606,516   2,104,564
 Ancillary Expenses                 (150,353)  (148,622)  (132,458)  (16,164) (1,164,746)    (1,850,253)  (1,488,067)   (362,166)
                                    ---------  ---------  ---------  --------  ----------    ----------    ---------  ----------
                                     185,654    221,221     95,949   125,272   1,901,267      2,860,829    1,118,431   1,742,398
                                    ---------  ---------  ---------  --------  ----------    ----------    ---------  ----------
TOTAL REVENUES                       294,680    309,376    253,357    56,019   2,647,639      3,240,834    2,649,667     591,167
                                    ---------  ---------  ---------  --------  ----------    ----------    ---------  ----------
Expenses
--------
 Nursing Administration               10,829     10,141     11,925    (1,784)    234,103        219,635      140,270      99,365
 Benefits                             35,922     35,457     23,677    11,780     248,847        322,010      280,423      41,587
 Admissions                            2,661      3,793      1,672     2,121      25,539         31,077       19,670      11,407
 Nurse Aide Training                                885        201       684       8,278          6,752        2,367       6,385
 Nursing Medicare Certified           17,534     22,421     25,758    (3,337)    201,484        410,300      304,939     105,361
 Nursing Non-Certified               107,743    105,000     53,282    51,726     709,272        997,229      618,051     379,178
 Nursing Staff development             3,195      3,302      2,320       982      55,565         51,712       27,281      24,431
 Activities                            1,691      2,436      1,065     1,371      17,495         18,476       12,532       5,944
 Social Services                       2,019      2,147      1,711       434      21,876         26,342       20,148       6,194
 Dietary                              26,021     24,766     21,067     3,699     268,300        297,269      238,500      58,769
 Housekeeping                          9,892      8,089      6,503     1,586      79,501        105,607       76,888      28,919
 Maintenance/Plant oper.              14,754     17,923     10,020     7,903     124,154        187,894      117,833      50,061
 Laundary                              4,384      3,966      4,286      (320)     53,317         53,393       49,430       3,963
 Central Supply                        1,584      1,596      1,055       541      17,979         20,452       12,411       8,041
 Medical Records                       1,991      1,478      1,178       300      17,743         24,941       13,864      11,077
 Facility Administration              37,695     39,116     22,527    16,589     286,249        361,817      265,566      96,251
                                    ---------  ---------  --------- --------   ----------    ----------    ---------   ----------
 Total Operating Expenses            277,895    282,524    188,249    94,275   2,443,502      3,137,106    2,200,173     936,933
                                    ---------  ---------  --------- --------   ----------    ----------    ---------   ----------
 Contribution Margin                  16,785     26,852     65,108   (38,256)    204,337        103,728      449,494    (345,766)
                                    ---------  ---------  --------- --------   ----------    ----------    ---------   ----------
 Nursing Administration                                                               55
 Dietary                                             64                   64                         64                       64
 Maintenance/Plant oper.                                                             270
 Facility Administration              41,853     40,904     30,488    10,416     251,123        477,970      365,861     112,109
                                    ---------  ---------  --------- --------   ----------    ----------    ---------   ----------
 Total Non-operating Expenses         41,653     40,988     30,488    10,480     251,448        478,034      365,861     112,173


BENBROOK AT TRINITY HILLS                                              PAGE 1
                                                                       03/06/97
REPORT ID: CENSUS.TTL                                                  16:02:51


                       INTEGRATED HEALTH SERVICES, INC.
                               CENSUS ANALYSIS
                            PERIOD ENDED 12/31/96



                                     CURRENT MONTH      PRIOR MONTH      2 MONTHS PRIOR     YEAR TO DATE
                                         ACTUAL            ACTUAL            ACTUAL            ACTUAL
                                      DAYS     PPD      DAYS     PPD      DAYS     PPD      DAYS      PPD
                                     -----    -----    -----    -----    -----    -----    ------    -----
    Private and Other                  440    14.19      531    17.70      520    16.77     5,844    16.01
    Medicare                             0     0.00        0     0.00        0     0.00       (60)   (0.16)
    Medicaid                         1,917    61.84    1,815    60.50    1,880    60.65    22,423    61.43
                                     -----    -----    -----    -----    -----    -----    ------    -----
  Long Term Care                     2,357    76.03    2,346    78.20    2,400    77.42    28,207    77.28

    Private and Other                  136     4.39      142     4.73      144     4.65     1,140     3.12
    Medicare                           314    10.13      349    11.63      342    11.03     4,555    12.48
    Medicaid                           155     5.00      150     5.00      124     6.00       770     2.11
                                     -----    -----    -----    -----    -----    -----    ------    -----
  Complex Care Unit                    605    19.52      641    21.36      610    19.68     6,465    17.71
                                     -----    -----    -----    -----    -----    -----    ------    -----
TOTAL FACILITY                       2,962    95.59    2,987    99.56    3,010    97.10    34,672    94.99
                                     -----    -----    -----    -----    -----    -----    ------    -----
                                     -----    -----    -----    -----    -----    -----    ------    -----

FACILITY CONSOLIDATED
---------------------

  Private and Other                    440    14.19      531    17.70      520    16.77     5,844    16.01
  Medicare                               0     0.00        0     0.00        0     0.00       (60)   (0.16)
  Medicaid                           1,917    61.84    1,815    60.50    1,880    60.65    22,423    61.43
                                     -----    -----    -----    -----    -----    -----    ------    -----
TOTAL GNF & OTHER                    2,357    76.03    2,346    78.20    2,400    77.42    28,207    77.28

  Private and Other                    136     4.39      142     4.73      144     4.65     1,140     3.12
  Medicare                             314    10.13      349    11.63      342    11.03     4,555    12.48
  Medicaid                             155     5.00      150     5.00      124     4.00       770     2.11
                                     -----    -----    -----    -----    -----    -----    ------    -----
TOTAL MSU                              605    19.52      641    21.37      610    19.68     6,465    17.71
                                     -----    -----    -----    -----    -----    -----    ------    -----


  Private and Other                    576    18.58      673    22.43      664    21.42     6,984    19.13
  Medicare                             314    10.13      349    11.63      342    11.03     4,495    12.32
  Medicaid                           2,072    66.84    1,965    65.50    2,004    64.65    23,193    63.54
                                     -----    -----    -----    -----    -----    -----    ------    -----
TOTAL FACILITY                       2,962    95.55    2,987    99.57    3,010    97.10    34,672    94.99
                                     -----    -----    -----    -----    -----    -----    ------    -----
                                     -----    -----    -----    -----    -----    -----    ------    -----

                           BEMBROOK AT TRINITY HILLS                     Page 2
Facility Consolidation                                                 03/06/97
Report ID: O.SDP.ADJ                                                   16:01:48

                       INTEGRATED HEALTH SERVICES, INC.
                        DETAIL STATEMENT OF OPERATIONS
                             PERIOD ENDED 12/31/96


                                                      CURRENT MONTH                                    YEAR TO DATE
                                    PREVIOUS  -----------------------------    PREVIOUS      -----------------------------------
                                      MONTH     ACTUAL      BUDGET   VARIANCE    YEAR          ACTUAL       BUDGET     VARIANCE
                                    ---------  ---------  ---------  --------  ----------    ----------    ---------   ---------
                                    ---------  ---------  ---------  --------  ----------    ----------    ---------   ----------

TOTAL EXPENSES                       319,748     323,492    218,737   104,755   2,694,950     3,615,140    2,566,034    1,049,106
                                    ---------  ---------  ---------  --------  ----------    ----------    ---------   ----------

NET INCOME BEFORE TAXES
 & CDC                               (25,000)    (14,116)    34,620   (48,736)    (47,111)     (374,308)      83,633     (457,939)
  Central Office Allocations          27,083      25,904               25,904     228,807       297,527                   297,527
                                    ---------  ---------  ---------  --------  ----------    ----------    ---------   ----------
NET INCOME                           (52,151)    (40,020)    34,620   (74,640)   (275,928)     (671,633)      83,633     (755,486)

                                    ---------  ---------  ---------  --------  ----------    ----------    ---------   ----------
                                    ---------  ---------  ---------  --------  ----------    ----------    ---------   ----------

                                     [form]

--------------------------------------------------------------------------------
FEDERAL EMERGENCY MANAGEMENT AGENCY
STANDARD FLOOD HAZARD DETERMINATION

See the Attached Instructions

O.M.B. No. 3887 0264
Expires April 30, 1998

Section I - LOAN INFORMATION
-------------------------------------------------------------------------------
1. LENDER NAME AND ADDRESS

  HEALTHCARE PROPERTY APRAISERS
  HWY 64 EAST BOX 2227
  CASHIERS, NC 28717

2. COLLATERAL (Building/Mobile Home/Personal Property) PROPERTY ADDRESS (Legal description may be attached)

   1000 MCKINLEY ST
   BENBROOK, TX 76126-3474

3. LENDER ID. NO.

4. LOAN IDENTIFIER

   6

5. AMOUNT OF FLOOD INSURANCE REQUIRED

   $0

Section II
------------------------------------------------------------------------------
A. NATIONAL FLOOD INSURANCE PROGRAM (NFIP) COMMUNITY JURISDICTION

NFIP COMMUNITY

Name

BENBROOK, CITY OF

County(ies)

TARRANT

State

TX

NFIP Community Number

480586

B. NATIONAL FLOOD INSURANCE PROGRAM (NFIP) DATA AFFECTING BUILDING/MOBILE HOME

NFIP Map Number or Community Panel Number (Community name, if not the same as "A")

48439C09390H

NFIP Map Panel Effective/Revised Date

08/02/95

LOBAL/LOHR

-----   ------------
Yes        Date

Flood Zone

x

No. NFIP Map



C. FEDERAL FLOOD INSURANCE AVAILABILITY (Check all that apply)

 X  Federal Food Insurance is available (community participates in NFIP).
--- X  Regular Program       Emergency Program of NFIP
   ---                  ---

     Federal Flood Insurance is not available because community is not --- participating in the NFIP

     Building/Mobile Home is in a Coastal Barrier Resources Area (CBRA), --- Federal Flood Insurance may not be available. CBR designation date:

     ----------------


D. DETERMINATION

IS BUILDING/MOBILE HOME IN SPECIAL FLOOD HAZARD AREA (ZONES BEGINNING WITH
LETTERS "A" OR "V")?        YES    X    NO
                     -----       -----

If yes, flood insurance is required by the Flood Disaster Protection Act of 1973.
If no, flood insurance is not required by the Flood Disaster Protection Act of 1973.

E. COMMENTS (Optional):
   Name:
   Type:  REGULAR
   Priority: REGULAR


   Cert No: 1405443-0
   Client ID: 7425


   BFE: UNSHADED

   Requested By: EVE OR SONNY

Fax 1-(704) 743-1730

This determination is based on examining the NFIP map, any Federal Emergency Management Agency revisions to it, and any other information needed to locate the building/mobile home on the NFIP map.

F. PREPARER'S INFORMATION

   NAME, ADDRESS, TELEPHONE NUMBER (if other than Lender)

   BANKERS HAZARD DETERMINATION SERVICES - BHDS
   P.O. BOX 33001
   ST. PETERSBURG, FL 33733
   PHONE: 1-800-723-6327

   DATE OF DETERMINATION

   03/17/97


FEMA Form 81-93 JUN 95